Exhibit 10.6.1

EXECUTION COPY

FIFTH AMENDED AND RESTATED

REVOLVING LOAN AND LETTER OF CREDIT AGREEMENT

AMONG

BANK OF AMERICA, N.A., CITICORP USA, INC.,

MERRILL LYNCH COMMUNITY DEVELOPMENT COMPANY, LLC,

SOVEREIGN BANK, COMERICA BANK, AND HSBC BANK USA

WITH

BANK OF AMERICA, N.A., AS AGENT AND AS SOLE LEAD ARRANGER,

AND

MUNICIPAL MORTGAGE & EQUITY, LLC

AND

CERTAIN OF ITS AFFILIATES DEFINED

HEREIN AS THE BORROWER AND THE GUARANTORS

DATED AS OF: NOVEMBER 4, 2005

Prepared by:

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210-2604

*	The term “<[CONFIDENTIAL]>” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		3
1.1	Certain Defined Terms	3
1.2	Accounting Terms	16
1.3	Interpretation and Construction	16
ARTICLE II: LOANS; INTEREST; FEES		17
2.1	Revolving Loans	17
2.2	Letters of Credit	18
2.3	Revolving Loan Account	19
2.4	Interest and Fees	20
2.5	LIBOR Pricing Option	21
2.6	Payments and Computations	23
2.7	Obligations Absolute	24
2.8	Grant of Security	24
2.9	Guaranty	25
2.10	Maturity	25
2.11	Sublimits on Advances	25
2.12	Optional Term Loan Conversion	26
2.13	Change in Capital Requirement	26
2.14	Change in Laws	27
2.15	Term of Agreement	27
ARTICLE III: CONDITIONS PRECEDENT		28
3.1	Conditions Precedent to Effectiveness of this Agreement	28
3.2	Conditions Precedent to Making Revolving Loans or Issuing Letters of Credit	28
3.3	Delivery of Documents	32
3.4	Conditions Precedent to Releasing Collateral	32
3.5	Conditions Precedent to Releasing Cash Collateral	32
ARTICLE IV: REPRESENTATIONS AND WARRANTIES		32
4.1	Organization and Qualification	33
4.2	Capitalization	34
4.3	Authorization	34
4.4	Title to Properties; Absence of Liens	34
4.5	Compliance	35
4.6	Solvency	35
4.7	Events of Default	35
4.8	Taxes	35
4.9	Restrictions on the Borrower and the Guarantors	35
4.10	ERISA	36
4.11	Environmental and Regulatory Compliance	36
4.12	Contracts with Affiliates, Etc.	37
4.13	Regulatory Approvals	37
4.14	Enforceability	37
4.15	Liens	37
4.16	Litigation	37
4.17	Financial Statement	37
4.18	Reliance on Offering Memorandum	38

i

ARTICLE V: COVENANTS		38
5.1	Liens	38
5.2	Merger; Sale	39
5.3	Taxes; Reserves	39
5.4	Notices	39
5.5	Inspection	41
5.6	Financial Reporting	41
5.7	Insurance	43
5.8	Collateral	43
5.9	Further Assurances	44
5.10	Intentionally omitted	44
5.11	No Amendments to Certain Documents	44
5.12	Intentionally omitted	44
5.13	Change of Jurisdiction of Organization; Name Change; Change of Location	44
5.14	Offering Memoranda	44
5.15	Property Partnership Approval by Bank	45
5.16	Conduct of Business	47
5.17	Limitation of Indebtedness	49
5.18	ERISA Compliance	49
5.19	Intentionally omitted	49
5.20	Maintenance of Books and Records	50
5.21	Use of Proceeds	50
5.22	Transactions with Affiliates	50
5.23	Environmental Regulations	50
5.24	Fiscal Year	51
5.25	Investor Contributions	51
5.26	Restricted Payments	51
5.27	Ownership; Control	51
5.28	Transfer of Property Partnership Interests	51
5.29	Separate Credit Reliance	51
5.30	Financial Covenants	52
5.31	Disbursement and Repayment Accounts	52
5.32	Warehouse Credit Facilities	52
5.33	Special Limited Partner	53
5.34	Subordination Agreement	53
ARTICLE VI: DEFAULTS AND REMEDIES		54
6.1	Events of Default	54
6.2	Remedies	56
6.3	Termination of Contracts	57
ARTICLE VII: AGENCY		57
7.1	Appointment and Authorization	57
7.2	Resignation of Agent; Removal of Agent; Successor Agent	57
7.3	Agent And Affiliates	58
7.4	Future Advances	58
7.5	Payments	60
7.6	Interest, Fees and Other Payments	61

7.7	Action by Agent	61
7.8	Consultation with Experts	62
7.9	Liability of Agent	62
7.10	Indemnification	63
7.11	Independent Credit Decision	63
ARTICLE VIII: MISCELLANEOUS		63
8.1	Amendments and Waivers	63
8.2	Performance by Beneficiary	65
8.3	CONTROLLING LAW	65
8.4	Notices	65
8.5	Headings	66
8.6	Counterparts	66
8.7	Indemnification	66
8.8	Liability of the Agent and the Banks	67
8.9	Costs and Expenses	67
8.10	Severability	68
8.11	Continuing Obligation; Recourse; Assignment; Survival	68
8.12	Compliance with Usury Laws	69
8.13	Banks’ Right to Pledge Notes	69
8.14	Banks’ Right to Participate	69
8.15	Replacement Documents	70
8.16	Setoff	70
8.17	Investment Securities	70
8.18	Entire Agreement	70
8.19	WAIVER OF JURY TRIAL; VENUE	71
8.20	Reference to Original Agreement	72

ATTACHMENTS TO LOAN AGREEMENT

SCHEDULE A*	Information Regarding Borrower, Guarantors and the Banks
EXHIBIT 3.1.1	Closing Checklist
EXHIBIT 3.2	Draw Certificate
EXHIBIT 3.2.4(c)	Form of MTE Pledge Agreement
EXHIBIT 3.2.5(c)	Form of Collateral Assignment, Pledge and Security Agreement
EXHIBIT 3.2.5(c)(i)	Form of Convertible Loan Agreement
EXHIBIT 5.6.2	Compliance Certificate
EXHIBIT 5.7	Insurance Requirements
EXHIBIT 5.15.3	Approved Form of Property Partnership Agreement
EXHIBIT 5.15.4	Minimum Investment Criteria
EXHIBIT 5.15.6	Approved Form of MTE Agreement
EXHIBIT 5.29	Separateness Covenants

*	The term “<[CONFIDENTIAL]>” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

FIFTH AMENDED AND RESTATED REVOLVING LOAN AND LETTER OF CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED REVOLVING LOAN AND LETTER OF CREDIT AGREEMENT (this “Agreement”) is entered into as of November 4, 2005, among: the several entities included among the Borrower as listed on Schedule A attached hereto (individually, and collectively, jointly and severally, the “Borrower”); the several entities included among the Guarantors as listed on Schedule A attached hereto (each, individually, a “Guarantor,” and collectively, jointly and severally, the “Guarantors”); the several entities included among the Banks as listed on Schedule A attached hereto (each, individually, a “Bank” and collectively, but not jointly, the “Banks”); and Bank of America, N.A., a national banking association and as successor by merger to Fleet National Bank (“Bank of America”) as agent for the Banks (in such capacity, the “Agent”) and as sole lead arranger.

RECITALS

Reference is made to the following facts that constitute the background of this Agreement (certain of the terms set forth in these Recitals are defined in Section 1.1 and Schedule A):

I.	BACKGROUND REGARDING PURPOSE OF AMENDMENT AND RESTATEMENT:

A. As of September 30, 2004, the parties hereto amended and restated (for the fourth time) that certain Revolving Loan and Letter of Credit Agreement, dated as of November 15, 2002, among Bank of America, the Borrower, and MuniMae, MFH and MEC (as amended and restated prior to the date hereof, the “Original Agreement”), pursuant to which the Banks have provided and continue to provide certain credit facilities.

B. The Borrower and Guarantors have requested, among other things, to renew the credit accommodations and the revolving line of credit made available to the Borrower pursuant to the terms of the Original Agreement.

C. In response to such request, the Agent and the Banks are willing to amend and restate the Original Agreement upon the terms and conditions set forth herein, it being the intention of the parties that such amendment and restatement shall constitute a continuation, rather than a novation, of the obligations of the Borrower and the Guarantors under the Original Agreement.

D. Accordingly, the Borrower, the Guarantors, the Agent and the Banks have agreed to amend and restate the Original Agreement in accordance with the terms of this Agreement.

II.	BACKGROUND REGARDING THE BORROWER’S BUSINESS AND PURPOSE OF THIS AGREEMENT:

E. The Borrower holds or intends to acquire, prior to syndication via an Investment Partnership, equity interests constituting at least 95% (or, at the Borrower’s election, such greater interest as permitted in applicable Internal Revenue Service regulations) of the limited partnership or membership interests in Property Partnerships and has made or will make capital contributions to the Property Partnerships in exchange for such equity interests (such capital contributions hereinafter referred to as “Direct Investments”).

F. In lieu of making Direct Investments directly to Property Partnerships, the Borrower may, from time to time, make capital contributions to Middle Tier Entities in exchange for all of the equity interests in such MTEs (such capital contributions hereinafter referred to as “Investment Contributions”), so as to permit each such MTE to make Direct Investments in one, and only one, Property Partnership, in order to permit the Borrower to hold, indirectly through its ownership of 100% of the equity of such MTE, equity interests constituting at least 95% (or, at the Borrower’s election, such greater interest as permitted in applicable Internal Revenue Service Regulations) of the limited partnership or membership interests in such Property Partnership.

G. The Property Partnerships shall meet all of the criteria for and characteristics of Property Partnerships otherwise set forth in this Agreement and, except as described in Section 5.15.4, shall meet the minimum investment criteria for Property Partnerships set forth on Exhibit 5.15.4 attached hereto. The Borrower intends that such equity interests it holds directly in such Property Partnerships or directly in such MTEs will be syndicated via Investment Partnerships to third-party investors at a price that will provide such investors with an internal rate of return which is comparable to the prevailing market rate of return for similar investments.

H. The Borrower also intends to make loans directly to various Property Partnerships (“Direct Convertible Loans”) as an alternative to making Direct Investments, or in lieu of making Direct Convertible Loans, to make capital contributions to Middle Tier Entities in exchange for all of the equity interests in such MTEs (such capital contributions hereinafter referred to as “Convertible Loan Contributions” and referred to collectively with Investment Contributions as “Capital Contributions”) so as to permit each such MTE to make loans to one (and only one) Property Partnership (“MTE Convertible Loans” referred to collectively with Direct Convertible Loans as “Convertible Loans”) as an alternative to making Investment Contributions.

I. MuniMae has agreed to cause one or more of the Guarantors to provide the Borrower with Co-Funding Amounts with respect to each Direct Investment, Direct Convertible Loan or Capital Contribution to be made by the Borrower or a MTE under this Agreement. By means of the credit facilities to be established under and subject to this Agreement, the Borrower desires to secure from the Banks Revolving Loans and Letters of Credit for the purpose of obtaining the remaining sums required by the Borrower or a MTE, as the case may be, to fund Direct Investments or Convertible Loans and by the Borrower to fund Capital Contributions. Except as otherwise specifically permitted by the terms of this Agreement, the credit facilities provided hereunder constitute the sole and exclusive warehouse-type facility utilized by any of the Borrower and the Guarantors (or Affiliates under their Control) in connection with any of their business activities relating to tax credit investments in and syndication of Property Partnerships.

J. On the terms and conditions of this Agreement and with the benefit of the security being provided to the Agent, on behalf of the Banks in connection with this Agreement and the other Credit Documents, the Agent and the Banks have agreed to make available to the Borrower a revolving line of credit not to exceed the Maximum Amount (as defined in Section 1.1) for use by the Borrower, in combination with the Co-Funding Amounts, in making Capital Contributions, Direct Investments and Direct Convertible Loans described in this Agreement.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants and conditions therein and set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

ARTICLE I: DEFINITIONS

1.1. Certain Defined Terms. In addition to the terms defined in the preamble, Recitals, and Schedule A to this Agreement, the following terms shall have the meanings set forth below:

“401(k) Plan” has the meaning assigned to that term in Section 5.18.

“Account Pledge Agreements” means, collectively, the separate account pledge agreements, each dated as of November 15, 2002, between each entity included in the Borrower, respectively, and Bank of America (in both of its capacities as the depository institution thereunder and the Agent acting on behalf of the Banks hereunder) with respect to the Disbursement Accounts, in each case as modified by (and subject to the terms of) that certain Omnibus Ratification, dated as of the date hereof, as any of the same may have been or may be further ratified, amended, restated or otherwise modified from time to time.

“Affiliate” means, with reference to any person (including an individual, a corporation, a partnership, a limited liability company, a trust and a governmental agency or instrumentality) (a) any director, officer, general partner, manager, managing member or employee of that person, (b) any other person controlling, controlled by or under direct or indirect common control of that person, (c) any other person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person, and (d) any other person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that person. For purposes of Sections 4.12 and 5.18 hereof, “Affiliate” means, within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) any member of a controlled group which includes any Borrower or any Guarantor, as applicable, (ii) any trade or business, whether or not incorporated, under common control with any Borrower or any Guarantor, as applicable, (iii) any member of an affiliated service group which includes any Borrower or any Guarantor, as applicable, and (iv) any member of a group created as a single employer by regulation. Notwithstanding the foregoing, “Affiliate” shall not include Midland Affordable Housing Group Trust, a Florida trust, or Midland Multifamily Equity REIT, a Maryland real estate investment trust.

“Agency” has the meaning assigned to that term in Section 5.15.5.

“Agency Documents” has the meaning assigned to that term in Section 5.15.5.

“Agent” has the meaning assigned to that term in the preamble and Schedule A to this Agreement.

“Agreement” means this Fourth Amended and Restated Revolving Loan and Letter of Credit Agreement, among the Borrower, the Agent, the Banks and the Guarantors, as further amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Approved Form of MTE Agreement” has the meaning assigned to that term in Section 5.15.5.

“Approved Form of Property Partnership Agreement” has the meaning assigned to that term in Section 5.15.3.

“Approved MTE Agreement” has the meaning assigned to that term in Section 5.15.5.

“Approved Property Partnership Agreement” has the meaning assigned to that term in Section 5.15.3.

“Asset Management Contracts” shall mean any contracts, agreements, understandings or arrangements entered into by any of the Borrower or Guarantors or any of their Subsidiaries from time to time, pursuant to which any such entity is entitled to receive payment for performing any asset management or similar services in connection with any LIHTC properties (other than those LIHTC properties with which the Guarantors or any of their Subsidiaries are involved solely as the provider (or originator) of construction or permanent mortgage financing) or Investment Partnerships.

“Assignee” has the meaning assigned to that term in Section 8.11 hereof.

“Banks” has the meaning assigned to that term in the preamble and in Schedule A to this Agreement.

“Borrower” has the meaning assigned to that term in the preamble and in Schedule A to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which the Agent and each of the Banks is open for the transaction of commercial banking business. If any payment hereunder or in the Credit Notes becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

“Capital Contribution” shall mean, collectively, Convertible Loan Contributions and Investment Contributions.

“Cash Collateral” has the meaning assigned to that term in Section 2.2.1.

“Cash Collateral Account” has the meaning assigned to that term in Section 2.2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Funding Amount” means the portion of each Direct Convertible Loan or Direct Investment that shall be provided by the Borrower to a Property Partnership or the portion of each Capital Contribution that shall be provided by the Borrower to a MTE, rather than by a Revolving Loan or Letter of Credit. The Co-Funding Amount associated with any Revolving Loan or Letter of Credit made or issued in order to permit the Borrower to make a Capital Contribution, Direct Investment or Direct Convertible Loan shall equal the percentage of the total principal amount of such Capital Contribution, Direct Investment or Direct Convertible Loan described on Schedule A attached hereto as the co-funding percentage. The Borrower and the Guarantors hereby covenant and agree that all Co-Funding Amounts shall be made available to the Borrower solely by one or more of the Guarantors and that such Guarantor or Guarantors shall provide such Co-Funding Amounts solely by either making a capital contribution to the Borrower or by lending such Co-Funding Amount to the Borrower. In the event that a Guarantor lends Co-Funding Amounts to the Borrower, such loans shall be unsecured and shall be entered on the books of such Guarantor or Guarantors and the Borrower but shall otherwise not be evidenced by any promissory note or other instrument, agreement or writing of any kind (in order to assure that any such loan will not become collateral for any third party creditor of such Guarantor or Guarantors). The Borrower and Guarantors each agree that all Co-Funding Amounts provided by the Borrower, and any obligation of the Borrower to any Guarantor (or to any other entity in the event the Borrower violates its covenant to obtain Co-Funding Amounts solely from any one or more of the Guarantors) regarding any Co-Funding Amounts, shall be and hereby is fully subordinated to any Revolving Loans or Letters of Credit made or issued with respect to the Property Partnership with respect to which such Co-Funding Amount is provided, such that no Co-Funding Amount shall be repaid to the Borrower or any Guarantor (or any such other entity) until such time as the Release Conditions with respect to such Property Partnership have been satisfied. The Co-Funding Amount provided for the issuance of a Letter of Credit shall be held as Cash Collateral pursuant to the terms of Section 2.2.1.

“Collateral” means the property of the Borrower, each MTE and/or the Guarantors securing, from time to time, the Obligations pursuant to the Security Documents.

“Collateral Assignment, Pledge and Security Agreement” has the meaning assigned to such term in Section 3.2.5(c).

“Commitment” means, with respect to a particular Bank, that amount as set forth opposite such Bank’s name on Schedule A which equals (a) such Bank’s Commitment Percentage, multiplied by (b) the Maximum Amount.

“Commitment Percentage” shall mean in relation to each Bank the percentage set forth opposite its name on Schedule A.

“Consolidated CAD” means, for any period of determination, the cash available for distribution for such period of TC Corp. and MEC, on a consolidated basis, as determined using a methodology consistent with that used by MuniMae in determining cash available for distribution, as described in the MuniMae Guaranty; provided, however, that interest and principal payable with respect to Indebtedness consisting of intercompany obligations owed by TC Corp. and MEC to MuniMae and its Subsidiaries shall be disregarded in any calculation of the Consolidated CAD of TC Corp. and MEC to the extent that such obligations are subordinated to repayment of the Obligations in accordance with the Subordination Agreement.

“Consolidated Fixed Charges” means, for any period, without duplication, an amount equal to the sum of: (a) all interest, premium payments, debt discounts, fees, charges and related expenses of TC Corp. and MEC for such period, on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP; plus (b) the portion of rent expense of TC Corp. and MEC, on a consolidated basis, with respect to such period under capital leases that is treated as interest in accordance with GAAP; plus (c) Restricted Payments made with respect to the preferred equity of TC Corp., MEC or any of their Subsidiaries; plus (d) the aggregate amount of regularly scheduled or mandatory principal payments of Indebtedness (excluding optional prepayments and balloon principal payments due on maturity) required to be made during such period); minus (e) interest and principal (i) included on the consolidated income statements of TC Corp. or MEC solely as a result of the application of FASB Interpretation No. 46, and (ii) payable with respect to Indebtedness consisting of intercompany obligations owed by TC Corp. and MEC to MuniMae and its Subsidiaries to the extent that such obligations are subordinated to repayment of the Obligations as provided in the Subordination Agreement.

“Consolidated Tangible Net Worth” means, for any period, an amount equal to (a) Consolidated Total Assets (excluding all intangible assets other than goodwill), minus (b) Consolidated Total Liabilities.

“Consolidated Total Assets” means, for any period, without duplication, an amount equal to the aggregate amount of all items which, in accordance with GAAP, would be classified as assets on the consolidated balance sheets of MEC and TC Corp. for such period, as determined in accordance with GAAP, but excluding assets included on the consolidated balance sheets of MEC and TC Corp. solely as a result of the application of FASB Interpretation No. 46.

“Consolidated Total Liabilities” means, for any period, without duplication, an amount equal to the aggregate amount of all items which, in accordance with GAAP, would be classified as liabilities on the consolidated balance sheets of MEC and TC Corp. for such period, as determined in accordance with GAAP, but excluding (a) liabilities included on the consolidated balance sheets of MEC and TC Corp. solely as a result of the application of FASB Interpretation No. 46, and (b) interest and principal payable with respect to Indebtedness consisting of intercompany obligations owed by TC Corp. and MEC to MuniMae and its Subsidiaries to the extent that such obligations are subordinated to repayment of the Obligations as provided in the Subordination Agreement.

“Control” means either (a) having an economic interest in greater than 50% of the equity of an entity and the power and authority to elect or otherwise determine a majority of the board of directors or similar governing body of such entity, or (b) having the power and authority to determine and control the policies and operations of such entity.

“Convertible Loan Agreement” means that certain loan agreement between the Borrower (in the case of a Direct Convertible Loan) or a MTE (in the case of a MTE Convertible Loan)

and a Property Partnership evidencing a Convertible Loan, substantially in the form of Exhibit 3.2.5(c)(i) hereto, including all exhibits thereto.

“Convertible Loan Contribution” shall mean each capital contribution made by the Borrower to a Middle Tier Entity as contemplated by Recital II.H., the proceeds of which (together with the applicable Co-Funding Amount) such MTE shall use solely to make MTE Convertible Loans in a single Property Partnership.

“Convertible Loans” shall mean, collectively, Direct Convertible Loans and MTE Convertible Loans.

“Credit Documents” means, collectively, this Agreement, the Credit Notes, the Subordination Agreement, the Security Documents and any other certificates, instruments or documents now or hereafter to be delivered to the Agent or any Bank pursuant to this Agreement or the Security Documents, as each of the same may have been or may be ratified, amended, restated or otherwise modified from time to time.

“Credit Notes” means, those certain Fourth Amended and Restated Revolving Credit Notes, in the aggregate principal amount of the Maximum Amount, executed by the Borrower in favor of each of the Banks in the principal amount of each Bank’s Commitment, pursuant to the Original Agreement, as the same may have been or may be amended, restated or otherwise modified from time to time, including as of the date of this Agreement.

“Date of Issuance” is the date on which the relevant Letter of Credit is issued by the Agent.

“Default” has the meaning assigned to that term in Section 6.1.

“Default Rate” means, with respect to Prime Rate Amounts, the lesser of (a) the Prime Rate plus five percent (5%) or (b) the maximum rate of interest which may be charged or collected in accordance with applicable law; and, with respect to LIBOR Amounts, the lesser of (x) the LIBOR Rate plus five percent (5%) or (y) the maximum rate of interest which may be charged or collected in accordance with applicable law.

“Delinquent Bank” means that term as defined in Section 7.4.2.

“Direct Convertible Loans” shall mean the loans made by the Borrower from time to time to Property Partnerships, in accordance with, and as contemplated by, the terms of this Agreement, as an alternative to Direct Investments, as described in Recital II.H.

“Direct Investment” means the Borrower’s or a MTE’s investment, from time to time, in a Property Partnership pursuant to which the Borrower or such MTE acquires at least 95% of the limited partnership or membership interests in a Property Partnership in accordance with, and as contemplated by, the terms of this Agreement.

“Disbursement Account” means, collectively, account no. 9420369542 established by SPE I with the Agent and account no. 9420369470 established by SPE II with the Agent, in each case for the purposes described in Section 5.31.1.

“Disclosure Schedule” means that certain Disclosure Schedule attached to, and referred to in, this Agreement.

“Draw Certificate” means a certificate in the form of Exhibit 3.2 hereto, to be provided by the Borrower to the Agent and each of the Banks pursuant to Section 3.2 hereof in order to request that each Bank make a Revolving Loan or the Agent issue a Letter of Credit pursuant to the terms of this Agreement.

“Drawing” means a drawing upon all or a portion of the amount then available under any Letter of Credit.

“Eligible Property Partnership” means a Property Partnership that meets the minimum investment criteria set forth in Exhibit 5.15.4.

“Encumbrances” has the meaning assigned to that term in Section 5.1 hereof.

“Environmental Laws” has the meaning assigned to that term in Section 5.23.1 below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Disqualified Person” shall have the meaning assigned to that term in Section 4.10 hereof.

“ERISA Party-in-Interest” shall have the meaning assigned to that term in Section 4.10 hereof.

“Event of Default” shall have the meaning assigned to that term in Section 6.1 hereof.

“Filing Requirement” has the meaning assigned to that term in Section 5.18.

“Future Commitment” means that term as defined in Section 7.4.2.

“GAAP” means generally accepted accounting principles and practices as applicable under Section 1.2 hereof and as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession. GAAP shall be consistently applied from one accounting period to another.

“Governmental Authority” means any regional, national, federal, state, provincial, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, office, or public body, or any court or administrative tribunal thereof.

“Guarantors” has the meaning assigned to that term in the preamble and Schedule A to this Agreement; provided, however, that the term “Guarantors” shall not include MuniMae solely for purposes of Article V hereof.

“Guaranty” has the meaning assigned to that term in Section 2.9 hereof.

“Indebtedness” with respect to any Person means and includes, without duplication (a) all items which, in accordance with GAAP, would be liabilities on the balance sheet of such Person, but excluding anything in the nature of capital stock or other equity, surplus capital and retained earnings, (b) the face amount of all banker’s acceptances and of all drafts drawn under all banker’s acceptances and of all letters of credit issued by any bank for the account of such Person and, without duplication, all drafts drawn thereunder, (c) the total amount of all indebtedness secured by any encumbrance to which any property or asset of such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (d) the total amount of all indebtedness and obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (i) to provide or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (ii) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.

“Initial Financial Statements” has the meaning assigned to that term in Section 4.17 hereof.

“Insolvent” or “Insolvency” means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other applicable statute; such Person’s general inability to pay its debts as they come due; the filing of a petition in bankruptcy or commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, or the offering of a plan to creditors for composition or extension, except for an involuntary proceeding commenced against such person which is dismissed within ninety (90) days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

“Interest Period” means, with respect to Prime Rate Amounts, one (1) day. With respect to LIBOR Rate Amounts, the Interest Period shall be a period commencing on the date so designated by the Borrower in its notice delivered pursuant to Section 2.5 hereof (not sooner than the end of the then existing Interest Period) and ending one month, two months, three months, six months or twelve months later as the Borrower may elect in such notice (said period to be measured from the date specified by the Borrower in each such notice for the commencement of computation of interest at the LIBOR Rate). In no event shall an Interest Period extend beyond the Maturity Date.

“Investment Contribution” shall mean each capital contribution made by the Borrower to a Middle Tier Entity as contemplated by Recital II.F., the proceeds of which (together with the applicable Co-Funding Amount) such MTE shall use solely to make Direct Investments in a single Property Partnership.

“Investment Partnership” shall mean any limited partnership or limited liability company formed by the Guarantors (or Affiliates of the Guarantors) for the sole purpose of investing either (a) directly in Property Partnerships, or (b) indirectly in Property Partnerships by investing directly in MTEs, and syndicating the equity in such Property Partnerships or MTE’s to Investors, pursuant to the terms of an Offering Memorandum. Each Investment Partnership shall be structured and shall engage solely in such businesses and participate in such transactions on substantially the same terms and conditions, and in substantially the same manner, as MMA Financial Institutional Tax Credit Fund XXIX, a Massachusetts limited partnership, in accordance with the terms of its Confidential Memorandum dated as of April 15, 2005, subject, however, to variations solely for single investor funds in accordance with the past practices of TC Corp. and its Subsidiaries.

“Investors” means the limited partners of any Investment Partnership admitted as limited partners in connection with the syndication of such limited partnership interests pursuant to the terms of the applicable Offering Memorandum.

“Letter of Credit” means any standby letter of credit issued by the Agent for the account of the Borrower pursuant to this Agreement and subject to the limitations contained herein.

“Letter of Credit Fee” has the meaning assigned to that term in Section 2.4.3.

“LIBOR” means, as applicable to any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) as of 11:00 a.m. London time on the date that is two London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on Reuters on any applicable interest determination date, LIBOR shall be the rate determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for such Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Rate” shall be, with respect to any LIBOR Rate Amount, the annual rate of interest equal to LIBOR plus the percentage described on Schedule A attached hereto as the LIBOR margin.

“LIBOR Rate Amount” means, in relation to any Interest Period, any portions of the principal amount of the Revolving Loans on which the Borrower elects to pay interest at the LIBOR Rate pursuant to the terms of Section 2.5.2.

“LIHTC” means low income housing tax credits under Section 42 of the Code.

“London Banking Day” means any date on which commercial banks in London, England are open for business.

“Majority Banks” means any Banks whose Commitment Percentages, in the aggregate, total at least sixty percent (60%); provided, however, that if at any time there are (a) only three Banks, Majority Banks means two of the three Banks as long as such two Banks have an aggregate Commitment Percentage of at least fifty percent (50%), and (b) no more than two Banks, Majority Banks means all of the Banks.

“Maturity Date” means the earlier of: (a) November 3, 2006, or in the event that such date is not a Business Day, the Maturity Date shall mean the first Business Day immediately preceding such date; or (b) the date on which repayment of the Obligations has been accelerated under the terms of Section 6.2 hereof. The Borrower may convert Obligations outstanding on the Maturity Date into a term loan upon the terms and conditions set forth in Section 2.12 hereof.

“Maximum Amount” means One Hundred Forty Million and 00/100 Dollars ($140,000,000.00).

“Middle Tier Entity” or “MTE” means a Delaware limited liability company wholly-owned by either SPE I or SPE II and formed as a single purpose entity solely for the purpose of receiving Capital Contributions from the Borrower and using such Capital Contributions to make Direct Investments in one specific Property Partnership.

“MTE Convertible Loans” shall mean the loans made by any MTE from time to time in one, and only one, Property Partnership, in accordance with the terms of this Agreement with the proceeds of Convertible Loan Contributions, as an alternative to Direct Investments made with Investment Contributions, as described in Recital II.H.

“MTE Pledge Agreement” has the meaning assigned to that term in Section 3.2.4(c).

“MuniMae Guaranty” means that certain Guaranty of even date herewith made by MuniMae in favor of the Agent, on behalf of the Banks.

“Nonqualified Assignee” means any Assignee that is not a Qualified Assignee.

“Obligations” means any and all of the payment and performance obligations and liabilities of the Borrower or the Guarantors to the Agent and the Banks under the Credit Documents, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, or secured or unsecured (including, without limitation, obligations incurred in connection with commercial banking services and cash management services provided by any of the Agent or the Banks to the Borrower or any of the Guarantors).

“Offering Memorandum” means, as to any Investment Partnership, the limited partnership agreement, confidential offering memorandum, private placement memorandum or similar document, pursuant to the terms of which the limited partnership interests in such Investment Partnership will be offered and sold, which document or documents will have been submitted to and approved by the Agent from time to time.

“Organizational Documents” means, with regard to (a) a corporation, its charter and bylaws, (b) a limited partnership, its certificate of limited partnership and agreement of limited partnership and any capital contribution agreement, (c) a limited liability company, its certificate of formation or organization and operating agreement or such similar certificate or agreement as is customary in the jurisdiction of organization for such limited liability company and any capital contribution agreement, (d) a trust, its charter and declaration of trust, and (e) any other type of entity, documents, agreements and certificates serving substantially the same purposes as the foregoing.

“Original Agreement” has the meaning assigned to that term in Recital I.A.

“Participant” has the meaning assigned to that term in Section 8.14 hereof.

“Payment Obligations” means the Obligations of the Borrower to reimburse the Banks for all amounts advanced to the Borrower hereunder, including, without limitation, amounts drawn under any Letter of Credit for the Borrower’s account and to pay to the Agent and the Banks the fees, charges and other amounts, including interest due in respect thereof, provided for in this Agreement.

“Person” means an individual, estate, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or other entity.

“Plans” has the meaning set forth in Section 4.10 hereof.

“Pledge Agreements” means, collectively: (a) (i) the equity pledge agreement between the Borrower and the Agent, for the benefit of the Banks, with respect to the Borrower’s now owned or hereafter acquired equity interests (including special or administrative interests) in MTEs and Property Partnerships, and (ii) the equity pledge agreement among MEC, MuniMae Affordable Housing Foundation, Inc. (f/k/a MuniMae Foundation, Inc.) and the Agent, for the benefit of the Banks with respect to all equity interests in the Borrower and MSLP, each of which is dated as of November 15, 2002, in each case as modified by, and subject to the terms of, that certain Omnibus Ratification, dated as of the date hereof; and (b) the equity pledge agreement between each MTE and the Agent, for the benefit of the Banks, with respect to each MTE’s now owned or hereafter acquired equity interests (including such MTE’s equity interests in its respective Property Partnership); as the same may have been or may be further ratified, amended, restated or otherwise modified from time to time.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by the Agent as its “prime” rate, changing when and as such changes are so announced without notice or demand of any kind. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Prime Rate Amount” means the principal amount of the Revolving Loans bearing interest at the Prime Rate.

“Project” means a real estate project engaged in by a Property Partnership to develop and own residential units, which project is intended to qualify for the LIHTC and which conforms to the minimum investment criteria set forth in Exhibit 5.15.4 attached hereto.

“Property Partnership Pledge” means each pledge by the Borrower or an MTE to a Property Partnership in which the Borrower or an MTE pledges its equity interests in such Property Partnership to such Property Partnership as collateral security for the Borrower’s or the MTE’s obligation to make contributions to the capital of such Property Partnership. In order to constitute a Property Partnership Pledge under this Agreement, the document evidencing such pledge must contain provisions to the effect that:

(a) The Property Partnership acknowledges that the pledge by the Borrower or the MTE shall only secure the obligations of the Borrower or the MTE to make capital contributions in accordance with such Property Partnership’s Approved Property Partnership Agreement;

(b) The Property Partnership acknowledges the prior pledge of such equity interests by the Borrower or the MTE in favor of the Agent, as described in the definition of Pledge Agreements hereunder and in the Property Partnership’s Approved Property Partnership Agreement;

(c) The Property Partnership agrees that, notwithstanding any contrary provision in the document evidencing the pledge, it will give the Agent written notice (at the following address: Bank of America, N.A., Mail Code: MA5-503-04-16, One Federal Street, Boston, MA 02110, Attention: John F. Simon, Senior Vice President, or at such other address as provided by the Agent) of any default of the Borrower or the MTE under the pledge, and the Agent will have sixty (60) days from its receipt of such notice to cure any such default prior to the Property Partnership’s exercising any of its rights and remedies under the document evidencing the pledge or otherwise at law or in equity, including, without limitation, its right to sell the equity interests pledged by the Borrower or the MTE;

(d) The Property Partnership agrees that the Agent may cure any such default by paying the installment or installments of capital contributions for which the conditions to payment set forth in the Property Partnership’s Approved Property Partnership Agreement have then been satisfied; and

(e) The document evidencing the pledge shall acknowledge that the Agent is an intended third party beneficiary of the foregoing provisions.

“Property Partnerships” means those certain limited partnerships or limited liability companies taxed as partnerships (a) to which the Borrower makes Direct Convertible Loans using, in addition to Co-Funding Amounts, the proceeds of Revolving Loans, (b) in which the Borrower makes Direct Investments using, in addition to Co-Funding Amounts, the proceeds of the Revolving Loans or the issuance of Letters of Credit, and (c) in which a MTE makes Direct Investments or MTE Convertible Loans using the proceeds of Capital Contributions. The sole purpose of such entities shall be to develop, maintain and manage affordable multi-family residential developments for which the LIHTC is available and to which a reservation, binding commitment or allocation of LIHTC has been made or for which all action necessary for the LIHTC has occurred pursuant to an allocation of “volume cap” for the issuance of tax exempt bonds or as otherwise approved by the Agent and the Banks as set forth in this Agreement. All Property Partnership governing documents shall provide, without limitation, for (i) the general partner, manager or development sponsor thereof to repurchase the investor’s interest therein under repurchase terms substantially in accordance with those contained in the Approved Form of Property Partnership Agreement, and (ii) the ability of the Agent (and its successors and assigns) for the benefit of the Banks under the agreements described in clauses (a)(i) and (b) of the definition of Pledge Agreements to become, with conditions as set forth in the Approved Form of Property Partnership Agreement, the direct limited partner or member in such Property Partnership.

“Proposed MTE Agreement” has the meaning assigned to that term in Section 5.15.5.

“Proposed Property Partnership Agreement” has the meaning assigned to that term in Section 5.15.2.

“Qualified Assignee” means any of (a) a commercial bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD. Notwithstanding anything to the contrary, the term Qualified Assignee shall exclude any Person controlling, controlled by or under common control with, the Borrower or any Guarantor.

“Reimbursement Amount” means that term as defined in Section 7.4.1 hereof.

“Release Conditions” means, for a particular Property Partnership (and, if applicable, its related MTE): (a) repayment and performance in full of all Obligations outstanding with respect to such Property Partnership (and, if applicable, such MTE); (b) receipt by the Agent, for the benefit of the Banks, of Cash Collateral in the full Stated Amount of each outstanding Letter of Credit relating to such Property Partnership (and, if applicable, such MTE) or the return for cancellation of such Letter of Credit to the Agent; and (c) receipt by the Agent of a written commitment from the Borrower that the Borrower does not intend, and shall not be entitled, to receive any further Revolving Loans or obtain the issuance of any Letter of Credit with respect to such Property Partnership (and, if applicable, such MTE).

“Repayment Accounts” means, collectively, account no. 9420369550 established by SPE I in the name of, owned by and with the Agent, and account no. 9420369489 established by SPE II in the name of, owned by and with the Agent, in each case for the purposes described in Section 5.31.1.

“Reportable Event” has the meaning assigned to it in ERISA.

“Reserve Percentage” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Eurocurrency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of MuniMae or any of MuniMae’s Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Revolving Loan” has the meaning set forth in Section 2.1.1 hereof.

“Revolving Loan Account” means the account on the books of the Agent in which will be recorded Revolving Loans made by the Banks to the Borrower and the Stated Amount of Letters of Credit issued by the Agent for the account of the Borrower pursuant to this Agreement, payments made on such Revolving Loans, draws on such Letters of Credit and other appropriate debits and credits as provided by this Agreement.

“Security Documents” means, collectively, the MuniMae Guaranty, the Guaranty, the Pledge Agreements, the Account Pledge Agreements, each Collateral Assignment, Pledge and Security Agreement and all other agreements and instruments entered into between or among the Borrower and the Agent, for the benefit of the Banks, any of the Guarantors and the Agent, for the benefit of the Banks, any MTE and the Agent, for the benefit of the Banks, or any other person in favor of the Agent, for the benefit of the Banks, to secure the Obligations, all in form and substance satisfactory to the Agent and its counsel, and in each case as the same may have been or may be ratified, amended, restated or otherwise modified from time to time.

“Stated Amount” means the maximum amount available to be drawn at the time of determination under the relevant Letter of Credit (without regard to whether any conditions to drawing could then be met).

“Subordination Agreement” means the Subordination Agreement dated as of November 29, 2004 among the Agent (for the ratable benefit of the Banks), TC Corp., MEC, MuniMae and any MuniMae Subsidiary now or hereafter owed any Indebtedness by TC Corp. or MEC, pursuant to which such Indebtedness is subordinated to payment of the Obligations, as modified by (and subject to the terms of) that certain Omnibus Ratification, dated as of the date hereof, as any of the same may have been or may be further ratified, amended, restated or otherwise modified from time to time.

“Subsidiary” shall mean, with reference to any person, any corporation, association, joint stock company, business trust or other similar organization of whose total capital stock or voting stock such person directly or indirectly owns or controls more than 50% thereof or any partnership or other entity in which such person directly or indirectly has more than a 50% interest.

“Supplemental Package” means the supplemental consolidated financial statements, information and calculations prepared by MuniMae on a quarterly basis and submitted to the Agent and the Banks pursuant to Section 5.6.1 hereof.

“UCC” means the Uniform Commercial Code, as adopted in and in effect in the State of New York from time to time.

“Unused Commitment Fee” means that term as defined in Section 2.4.4.

“Yield Maintenance Fee” shall have the meaning assigned to that term in Section 2.5.4.

1.2 Accounting Terms. All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared (unless otherwise provided herein) in accordance with GAAP as in effect from time to time.

1.3 Interpretation and Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

1.3.1 References to any Person refer to such Person and its successor in title and assigns or (as the case may be) its successors, assigns, heirs, executors, administrators and other legal representatives;

1.3.2 References to this Agreement refer to such document as originally executed and as may be amended, restated or otherwise modified from time to time in accordance with the provisions hereof;

1.3.3 Words importing the singular only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender and vice versa, and all references to dollars shall be to United States Dollars; and

1.3.4 Grammatical variations of terms defined in this Agreement shall be defined with reference to and in the context of such defined terms (e.g. “Controlling,” “Controlled,” etc. shall be defined in the context of the definition of the word “Control” to refer to situations in which a Person holds greater than fifty percent (50%) of the equity of an entity and the power and authority to elect or otherwise determine a majority of the board of directors or similar governing body of such entity).

ARTICLE II: LOANS; INTEREST; FEES

2.1 Revolving Loans.

2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower and the Guarantors made herein, the Banks, severally, but not jointly, agree to make loans (“Revolving Loans”, each a “Revolving Loan”) to the Borrower at the Borrower’s request from time to time, provided that the maximum aggregate principal amount of all Revolving Loans outstanding at any time, together with the Stated Amount of any Letter of Credit then outstanding, shall not at any time exceed the Maximum Amount, and provided, further, that at the time the Borrower requests a Revolving Loan or the issuance of a Letter of Credit, and after giving effect to the making or issuance thereof, there has not occurred and is not continuing any Default or Event of Default. The Borrower agrees that it shall be an Event of Default if at any time the debit balance of the Revolving Loan Account at such time shall exceed the Maximum Amount unless the Borrower shall, upon notice of such excess from the Agent, within two (2) Business Days of such notice, pay cash to the Agent, for the benefit of the Banks, to be credited to the Revolving Loan Account in such amount as shall be necessary to eliminate the excess. All requests for Revolving Loans shall be made by the execution and delivery of a Draw Certificate and otherwise shall be in such form and shall be made in such manner as the Agent reasonably may require. All amounts of each Revolving Loan shall be advanced by the Agent pursuant to the terms hereof into the Disbursement Account. The Obligations on account of Revolving Loans and Letters of Credit shall be evidenced by the Credit Notes.

2.1.2 Revolving Loans bearing interest at a rate determined by reference to the Prime Rate may be prepaid in whole or in part at any time and from time to time without premium or penalty. Revolving Loans bearing interest at the LIBOR Rate may be prepaid by the Borrower prior to the last day of any Interest Period applicable to such Loan Advance, subject, however, to the provisions of Section 2.5 hereof. In any event, interest accrued on the amounts so prepaid to the date of such payment and all (if any) outstanding fees and charges must be paid no later than the first day of the month following the month in which such prepayment is made. Amounts so paid and other amounts may be borrowed and re-borrowed from time to time as provided in this Section 2.1.

2.1.3 All Revolving Loans made to fund Direct Investments or Direct Convertible Loans to a particular Property Partnership, and all Revolving Loans made to fund Capital Contributions to a particular Middle Tier Entity, together with all unpaid interest thereon and other Obligations incurred with respect thereto, shall, in the ordinary course, be repaid with the cash proceeds of Investor contributions to the Investment Partnership investing in such Property Partnership or MTE which shall be paid by such Investment Partnership to the Borrower by the deposit of such payments directly into the appropriate Repayment Account (as contemplated by and in accordance with the terms of Section 5.31.1) simultaneously with and in consideration of the assignment by the Borrower to such Investment Partnership of all of the Borrower’s right and title to and interest in the equity in such Property Partnership or MTE, but in any event shall be repaid on or before the first to occur of (a) the 210th day following the making of the first Revolving Loan used to fund a Direct Investment, Direct Convertible Loan or Capital Contribution to such Property Partnership or MTE, as applicable, or (b) the Maturity

Date. The 210 day period described in clause (a) of this Section 2.1.3 applicable to a particular Property Partnership or MTE may, by written notice from the Borrower to the Agent, be extended to 300 days; provided, however, that the principal amount of Revolving Loans and the Stated Amount of Letters of Credit issued with respect to Property Partnerships or MTEs with respect to which the Borrower has provided such written notice (and for which the Release Conditions have not been satisfied) shall not exceed 40% of the Maximum Amount.

2.1.4 Notwithstanding Section 2.1.3, with respect to each Project that has qualified or is intended to qualify for so-called historic tax credits, the Borrower shall repay all Revolving Loans (together with all accrued and unpaid interest thereon and any other Obligations incurred with respect thereto) made with respect to the related Property Partnership or MTE and cash collateralize all Letters of Credit related to such Property Partnership or MTE not later than 90 days before the projected date on which the certificate of occupancy for the underlying Project is to be issued.

2.2 Letters of Credit.

2.2.1 Upon the terms and subject to the conditions of this Agreement, and upon approval by each of the Banks of the terms and conditions of such Letters of Credit (which approval must be given or denied (with a description of the basis for such denial) by written notice to the Agent within two Business Days after receipt of an appropriate Draw Certificate and may be given or denied via electronic mail; provided, however, that any Bank which fails to give such approval or express such denial within the stated time period shall be deemed to have given such approval and, if and to the extent the Agent has issued the applicable Letter of Credit, shall then have an unconditional obligation to fund its Commitment Percentage of any advances made pursuant to Section 2.2.3 hereof; and provided further, however, that the Banks agree that if such Draw Certificate, the letter of credit application and agreement and form of letter of credit submitted by the Borrower meet all of the requirements of this Agreement and there does not then exist a Default or Event of Default, such approval shall not be denied), and in reliance upon the representations, warranties and covenants of the Borrower and the Guarantors made herein, the Agent shall issue, in accordance with the Uniform Customs and Practices of the International Chamber of Commerce governing letters of credit (Publication No. 500 or any successor thereto), as a responsibility of the Banks, pro rata in accordance with their respective Commitment Percentages as contemplated by Section 7.4.1, one or more Letters of Credit upon the application and for the account of the Borrower and for the benefit of a Property Partnership (either directly or through a Middle Tier Entity), as security to such Property Partnership for the Borrower or such MTE to honor its obligation to make Direct Investments in such Property Partnership (as set forth in the Organizational Documents of such Property Partnership), during the period from the date hereof to the Maturity Date in such amounts as may be permitted under this Agreement; provided, that (a) the aggregate Stated Amount of Letters of Credit outstanding at any time shall not at any time exceed $15,000,000; (b) the aggregate Stated Amount of Letters of Credit outstanding at any time shall not at any time exceed, when added to the aggregate principal amount of all Revolving Loans (which shall include the aggregate amount of all unreimbursed draws under Letters of Credit) outstanding at such time, the Maximum Amount; (c) the Borrower and the Guarantors shall deliver to the Agent prior to the issuance of any such Letter of Credit the Co-Funding Amount therefor as cash collateral in a pledged account acceptable to and pledged to the Agent upon terms and conditions acceptable to the Agent in its sole discretion (the “Cash Collateral”), and (d) at the time the Borrower requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing any Default or Event of Default. All Letters of Credit shall have a stated expiration date not to exceed eighteen (18) months and shall, in any event, expire not later than the Maturity Date, except that a Letter of Credit with a stated expiration date later than the Maturity Date may be issued hereunder if, prior to the issuance, the Borrower agrees to deposit into the Cash Collateral Account not less than thirty (30) days prior to the Maturity Date, without any notice to the Borrower, additional Cash Collateral in an amount so as to cause the aggregate Cash Collateral in the Cash Collateral Account with respect to such Letter of Credit to at least equal the Stated Amount of such Letter of Credit. In addition, the Borrower agrees to deposit into the Cash Collateral Account not less than thirty (30) days prior to the end of the 210-day period (or 300-day period, if applicable) described above in Section 2.1.3, without any notice to the Borrower, additional Cash Collateral in an amount so as to cause the aggregate Cash Collateral in the Cash Collateral Account with respect to such Letter of Credit to at least equal the Stated Amount of such Letter of Credit.

2.2.2 In order to evidence and obtain the issuance of such Letters of Credit, the Borrower (and, if applicable, each MTE) shall enter into, with the Agent, such agreements and execute such instruments and documents, and pay such charges and fees as are customarily charged by the Agent for like credit accommodations as the Agent reasonably requires, including, but not limited to, a letter of credit application and an agreement for standby letters of credit.

2.2.3 In the event that any Letter of Credit issued pursuant to the terms of this Agreement is drawn upon, in whole or in part, the amount so drawn shall immediately constitute an outstanding Revolving Loan made ratably by each of the Banks according to their respective Commitment Percentages, and such Revolving Loan, along with all interest, fees, charges and other expenses associated with such Letter of Credit and such Revolving Loan, shall be due and payable in full on the next Business Day immediately following such draw.

2.2.4 It is understood and agreed by the parties hereto that, in connection with the syndication to Investors of the equity in an Investment Partnership, upon the transfer by the Borrower to an Investment Partnership of the Borrower’s equity interests in a Property Partnership or MTE with respect to which any Letter of Credit has been issued and remains outstanding, the Borrower shall deliver to the Agent, for the benefit of the Banks, Cash Collateral in an amount so as to cause the amount of such Cash Collateral, plus the Cash Collateral provided as a Co-Funding Amount for such Letters of Credit, to equal 100% of the remaining Stated Amount of such Letters of Credit.

2.2.5 As an additional precondition to the issuance of a Letter of Credit hereunder, the Borrower shall establish, and at all times thereafter maintain, a deposit account with the Agent (in the name of and owned by the Agent) for the purpose of holding all Cash Collateral (the “Cash Collateral Account”). The Borrower and the Guarantors shall deposit, and cause the deposit of, all Cash Collateral into the Cash Collateral Account.

2.3 Revolving Loan Account. The Agent shall enter Revolving Loans (including, without limitation, on account of draws pursuant to or under Letters of Credit) and the Stated

Amount of Letters of Credit issued by the Agent for the account of the Borrower pursuant to this Agreement, and any other advances made by the Agent and the Banks to the Borrower pursuant to this Agreement as debits in the Revolving Loan Account. The Agent shall also record in the Revolving Loan Account all payments made by the Borrower on account of the principal of the Revolving Loans and may also record therein, in accordance with customary accounting practices, other debits and credits, including customary banking charges and all interest, fees, charges and expenses chargeable to the Borrower under this Agreement. The debit balance of the Revolving Loan Account shall reflect the amount of the Borrower’s Obligations from time to time by reason of Revolving Loans and other appropriate charges hereunder. At least once each calendar month, the Agent shall render a statement of account showing as of its date all entries since the last statement of the Revolving Loan Account which, absent manifest error and unless within thirty (30) days of such date notice to the contrary is received by the Agent from the Borrower, shall be presumed correct and accepted by the Borrower and shall be conclusively binding upon it.

2.4 Interest and Fees.

2.4.1 Except as set forth in Section 2.5, Revolving Loans shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time; provided that if an Event of Default shall occur, then the unpaid balance of Revolving Loans shall bear interest, to the extent permitted by law, compounded monthly at an interest rate equal to the Default Rate in effect on the day such Event of Default occurs, until all then existing Events of Default are cured or waived. Except as set forth in Section 2.5 with respect to LIBOR Rate Amounts, interest on Revolving Loans shall be payable monthly in arrears on the first Business Day of each calendar month.

2.4.2 Without limiting any of the Agent’s or the Banks’ other rights hereunder or by law, if any interest on any Revolving Loan or any portion thereof is not paid within five days after its due date, the Borrower shall pay to the Agent, for the ratable benefit of the Banks, on demand a late payment charge equal to 5% of the amount of the payment due.

2.4.3 The Borrower shall pay to the Agent, for the benefit of the Banks in accordance with their respective Commitment Percentages, an annual letter of credit fee (the “Letter of Credit Fee”) determined by multiplying the initial Stated Amount of each Letter of Credit issued on the Borrower’s behalf by the percentage described on Schedule A attached hereto as the letter of credit percentage, which Letter of Credit Fee shall be prorated for any Letter of Credit which remains outstanding for less than a full twelve-month period. The Letter of Credit Fee shall be paid one quarter on the Date of Issuance of such Letter of Credit and one quarter on each 3-month anniversary thereof thereafter. In the event any Letter of Credit is returned prior to its original intended expiration, any Letter of Credit Fee paid in advance with respect to such Letter of Credit accruing to the period following the date of such earlier return shall be refunded to the Borrower by credit to the Revolving Loan Account. In addition, the Borrower shall pay to the Agent, upon issuance of each Letter of Credit, a Letter of Credit processing fee in the amount of $750 per each Letter of Credit issued. Undrawn Stated Amounts of any Letter of Credit shall not bear interest.

2.4.4 The Borrower shall pay to the Agent (for the benefit of the Banks in accordance with their respective Commitment Percentages), in arrears, on the last Business Day of each calendar quarter and on the Maturity Date, or such other date as all of the Obligations become due and payable, an unused commitment fee (the “Unused Commitment Fee”) equal to the percentage described on Schedule A attached hereto as the unused commitment percentage, times the daily excess of the Maximum Amount over the sum of the then outstanding Revolving Loans and Stated Amount of outstanding Letters of Credit, for each day during such period with respect to which such fee is being calculated.

2.4.5 The Borrower shall pay to the Agent any and all charges customarily made by the Agent against borrowers such as (by way of example only) wire transfer fees, transaction fees and account maintenance fees.

2.4.6 The Borrower authorizes the Agent to charge to the Revolving Loan Account or to any deposit account which the Borrower may maintain with the Agent the interest, fees, charges, taxes and expenses provided for in this Agreement or any other Credit Document. The Agent will notify the Borrower in writing of any such charges; provided, however, that the failure to provide such written notice shall in no way affect or invalidate the Agent’s right to make any such charge.

2.5 LIBOR Pricing Option.

2.5.1 At the option of the Borrower, so long as there has not occurred and is not then continuing any Default or Event of Default, the Borrower may elect to have any portion of the Revolving Loans bear interest at the LIBOR Rate (each such portion, a “LIBOR Rate Amount”). The election by the Borrower to request that any amount of the Revolving Loans bear interest at the LIBOR Rate shall be made by written notice, as provided in Section 8.4 hereof (which shall be irrevocable), to the Agent at least three (3) London Banking Days prior to the first day of the proposed Interest Period applicable to such election or prior to the expiration of the Interest Period then in effect, if applicable, which notice shall specify the duration of the proposed Interest Period. Unless notified to the contrary by the Borrower at least three (3) London Banking Days prior to the expiration of the applicable Interest Period, each LIBOR Rate Amount shall automatically roll over into a Revolving Loan bearing interest at the Prime Rate in accordance with the terms of Section 2.4.1 hereof at the end of such Interest Period. In addition, the Borrower may elect to convert any Prime Rate Amount into a LIBOR Rate Amount by giving at least three (3) London Banking Days prior written notice to the Agent, which notice shall specify the principal amount of the Loan to be converted into a LIBOR Rate Amount and the commencement date and duration of the proposed Interest Period. Interest on each LIBOR Rate Amount shall be payable in arrears on the last Business Day of each 30-day period during the applicable Interest Period and on the last day of the applicable Interest Period. In no event shall the Borrower be entitled to have more than six LIBOR Rate Amounts outstanding at any given time.

2.5.2 If on any date in which the LIBOR Rate would otherwise be set any Bank has notified the Agent that such Bank shall have determined reasonably in good faith (which determination shall be final and conclusive) that, by reason of changes affecting the LIBOR market for dollar deposits, adequate and reasonable means do not exist for ascertaining the

LIBOR Rate, or at any time any Bank has notified the Agent that such Bank shall have determined reasonably in good faith (which determination shall be final and conclusive) that:

(a) (i) the making of a loan subject to a LIBOR Rate has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the LIBOR market for dollar deposits or (2) compliance by such Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

(ii) the LIBOR Rate shall no longer represent the effective cost to such Bank for dollar deposits in the LIBOR market for deposits in which it regularly participates; or

(b) Such Bank generally suspends commercial lending at interest rates determined by reference to LIBOR, or if the Agent shall determine that adequate and reasonable means do not exist to be able to determine the LIBOR Rate, then, and in any such event, the Agent shall forthwith so notify the Borrower and the Banks thereof. Until the Agent (or such Bank) notifies the Borrower (and the Agent) that the circumstances giving rise to such notice no longer apply, the obligation of the Agent to allow the selection by the Borrower of a LIBOR Rate pursuant to this Section 2.5 shall be suspended. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Agent shall, with respect to the then outstanding LIBOR Rate Amounts, convert the same to loans bearing interest at a rate determined by reference to the Prime Rate in accordance with Section 2.4.1 hereof and such conversion shall not require any payments by the Borrower pursuant to Section 2.5.4.

2.5.3 If any Interest Period would otherwise end on a day which is not a Business Day for LIBOR Rate purposes, that Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Agent in accordance with its usual practices and as set forth in a written notice to the Borrower and the Banks, at the beginning of such Interest Period.

2.5.4 A Borrower may prepay a LIBOR Rate Amount only upon at least three (3) Business Days prior written notice to Agent (which notice shall be irrevocable). Borrower shall pay to the Agent, on behalf of the Banks pro rata in proportion to their respective Commitment Percentages, upon request of the Agent or any Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent or any Bank) to compensate the Banks for any loss, cost or expense incurred as a result of: (a) any payment of a LIBOR Rate Amount on a date other than the last day of the Interest Period for such LIBOR Rate Amount; (b) any failure by Borrower to borrow a LIBOR Rate Amount on the date specified by Borrower’s written notice; and/or (c) any failure by Borrower to pay a LIBOR Rate Amount on the date for payment specified in Borrower’s written notice. Without limiting the foregoing, Borrower shall pay to the Agent on behalf of the Banks in proportion to their Commitment Percentages a “Yield Maintenance Fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period as to which the prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced current rate United States Treasury securities and the number of days remaining in the Interest Period as to which prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to the Agent, on behalf of the Banks, upon the prepayment of a LIBOR Rate Amount. If by reason of an Event of Default the Agent or the Majority Banks, as applicable, elect to declare the Credit Note to be immediately due and payable, then any Yield Maintenance Fee with respect to a LIBOR Rate Amount shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

2.6 Payments and Computations.

2.6.1 The Borrower shall make each payment to the Agent, on behalf of the Banks, hereunder not later than 2:00 p.m. on the day when due to the Agent at One Federal Street, Boston, Massachusetts 02110 (or such other address designated by the Agent by written notice to the Borrower pursuant to Section 8.4 hereof), in lawful currency of the United States of America in immediately available funds. Each payment shall be made without any set-off, counterclaim, withholding or deduction whatsoever. In all events, all outstanding Obligations, including, without limitation, all outstanding amounts of the Revolving Loans together with all unpaid interest thereon and all fees, charges and other amounts due hereunder shall be due and payable on the Maturity Date. All payments (other than proceeds received in connection with the satisfaction of Release Conditions for a Property Partnership or Middle Tier Entity) shall be applied first to the payment of all fees, expenses and other amounts due to the Agent or the Banks (excluding principal and interest), then to accrued interest, then to outstanding principal with respect to such Property Partnerships or MTEs for which Revolving Loans are then outstanding as the Majority Banks (or the Agent in the absence of guidance from the Majority Banks) may determine in their unrestricted discretion, then to the cash collateralization of the Stated Amount of any outstanding Letters of Credit, then to any other Obligation as the Majority Banks (or the Agent in the absence of guidance from the Majority Banks) may determine in their unrestricted discretion, and the balance to the Borrower. All proceeds received in connection with the satisfaction of Release Conditions for a Property Partnership or MTE shall be applied first to the principal outstanding with respect to the Revolving Loans made in connection with Direct Convertible Loans to or Direct Investments in such Property Partnership, or the Capital Contribution to such MTE, then to the cash collateralization of the Stated Amount of any outstanding Letters of Credit related to such Property Partnership or MTE, then to accrued interest, fees and expenses with respect to any of the foregoing, then (if and to the extent there is not then outstanding a Default or an Event of Default) to the repayment to the Borrower (or, if so directed by the Borrower, to such Guarantor or Guarantors) of Co-Funding Amounts related to such Property Partnership or MTE, and the balance as set forth in the immediately preceding sentence. Notwithstanding the foregoing, after demand, payments will be applied to the Obligations of Borrower to the Agent and the Banks as the Majority Banks (or the Agent in the absence of guidance form the Majority Banks) may determine in their unrestricted discretion.

2.6.2 Except as otherwise provided herein, all computations of fees and interest shall be made on the basis of a year of 360 days for the actual number of days elapsed.

2.6.3 Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, unless otherwise provided herein, such payment shall be made on the next succeeding Business Day, and such extension of time shall in each such case be included in the computation of interest or fees.

2.6.4 In the event that payment to the Agent hereunder is made after 2:00 p.m. on a Business Day, such payment shall be deemed received on the immediately following Business Day, and such extension of time shall be included in the computation of interest or fee.

2.6.5 Any rate of interest hereunder based upon or measured by reference to Prime Rate shall change automatically and immediately as and when Prime Rate changes, without prior notice to the Borrower. Any change in Prime Rate shall not affect or alter any of the terms and conditions of this Agreement, all of which shall remain in full force and effect.

2.6.6 The Borrower and the Banks hereby authorize the Agent to withdraw any payments due to the Agent or the Banks hereunder as and when the same become due directly from either of the Repayment Accounts.

2.7 Obligations Absolute. The Payment Obligations of the Borrower under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances: (a) any lack of validity or enforceability of any agreement or other document related to the transaction with respect to which any Revolving Loan is made or any Letter of Credit is issued; (b) any departure from all or any of the terms of any such agreement or document, except any departure resulting from the willful misconduct or gross negligence of the Agent or one of the Banks (provided, however, that such Payment Obligations shall be impaired solely as to the Agent or particular Bank committing such gross negligence or willful misconduct); (c) existence of any claim, setoff, defense or other right which any Borrower may have at any time against the Agent or any of the Banks or any other Person, whether in connection with this Agreement, any such agreement or other document, the transactions contemplated herein or therein or in any unrelated transaction; (d) any statement or any other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; provided, however, that the Agent shall furnish the Borrower with prompt notice of any such forgery or fraudulent statement or document; (e) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit (provided that the draft or certificate substantially complies with the terms of such Letter of Credit); or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing unless resulting from the gross negligence or willful misconduct of the Agent or any of the Banks (provided, however, that such Payment Obligations shall be impaired solely as to the Agent or particular Bank committing such gross negligence or willful misconduct).

2.8 Grant of Security. As security for the payment and performance of all Obligations, the Agent shall have, for the ratable benefit of the Banks subject to the terms and conditions set forth in the Security Documents, a continuing first priority perfected lien and security interest in the Collateral described in the Security Documents. In connection with the provision of any Collateral, the Borrower shall also deliver to the Agent any third-party consents (in form and substance satisfactory to the Agent and its counsel) or waivers required for the granting of such security.

2.9 Guaranty. The Obligations of the Borrower to the Agent and the Banks under the Credit Documents shall be guaranteed by the Guarantors pursuant to that certain Joint and Several Guaranty, made by MFH, MEC and MSLP and that certain Subordinated Joint and Several Guaranty, made by TC Corp., BFGLP, BFRP and BFG Investments, each dated as of July 16, 2003, in each case as modified by (and subject to the terms of) that certain Omnibus Ratification, dated as of the date hereof (collectively, as the same may have been or may be ratified, amended, restated or otherwise modified from time to time, the “Guaranty”). The Obligations shall also be guaranteed by MuniMae pursuant to the MuniMae Guaranty.

2.10 Maturity. The Banks’ obligations to make Revolving Loans and the Agent’s obligation (on behalf of the Banks) to issue Letters of Credit, and the Borrower’s right to borrow hereunder shall terminate on the Maturity Date.

2.11 Sublimits on Advances. Notwithstanding any other provision of this Agreement, in no event shall:

2.11.1 The aggregate of all Revolving Loans made, and the aggregate Stated Amount of Letters of Credit issued, in connection with Direct Investments (whether made by the Borrower or a MTE) in a single Property Partnership exceed $15,000,000;

2.11.2 The aggregate Stated Amount of all outstanding Letters of Credit exceed $15,000,000;

2.11.3 The aggregate amount of all Revolving Loans made, and the aggregate Stated Amount of Letters of Credit issued, in connection with Direct Investments in Property Partnerships approved by the Agent as provided in Section 5.15.4, despite failing to meet the minimum investment criteria, exceed 10% of the Maximum Amount;

2.11.4 Any Revolving Loans or Letters of Credit be outstanding with respect to a Property Partnership in excess of seventy-five percent (75%) of the aggregate amount of all Direct Investments required to be made by the Borrower or a Middle Tier Entity pursuant to the Organizational Documents of such Property Partnership (as in effect on the date of the Borrower’s or such MTE’s initial Direct Investment thereto);

2.11.5 The Borrower utilize any Revolving Loans or Letters of Credit made or issued pursuant to this Agreement in connection with any Property Partnerships receiving any LIHTC equity investments or loans (other than construction or permanent loans entered into in the ordinary course of business) from any other party (including, without limitation, any Investment Partnership, the Guarantors, any Affiliates of the Guarantors or any other LIHTC syndicator);

2.11.6 The aggregate amount of Revolving Loans made, and the aggregate Stated Amount of Letters of Credit issued, in connection with Property Partnerships controlled by a single developer or its Affiliates, exceed 30% of the Maximum Amount;

2.11.7 The aggregate amount of all Revolving Loans made in connection with Convertible Loans exceed 15% of the Maximum Amount; or

2.11.8 The aggregate amount of all Revolving Loans made, and the aggregate Stated Amount of Letters of Credit issued, in connection with Direct Investments in Property Partnerships approved by the Agent as provided in Section 5.15.5, despite incorporation of Agency approval rights, exceed 10% of the Maximum Amount.

2.12 Optional Term Loan Conversion. The Borrower may elect, by giving written notice to the Agent at least ninety (90) days prior to the Maturity Date, to convert the aggregate outstanding balance of all outstanding Revolving Loans plus the Stated Amount of all outstanding Letters of Credit at the Maturity Date into a term loan, provided, however that (a) there is not at the time of such election or on the Maturity Date any Default or Event of Default existing, and (b) the Borrower pays to the Agent (for the ratable benefit of the Banks pro rata in accordance with their respective Commitment Percentages), on the date of such written notice, a conversion fee equal to the percentage of the aggregate balance of Revolving Loans and the aggregate Stated Amount of Letters of Credit outstanding on the Maturity Date described on Schedule A attached hereto as the conversion percentage. The principal of such term loan shall bear interest as provided in Section 2.4 or, at the Borrower’s election, Section 2.5. Upon such conversion, the Borrower shall pay to the Agent on the first Business Day of each of the six consecutive months commencing immediately after the Maturity Date an amount equal to one-sixth of the principal amount of such term loan plus all accrued interest thereon, and shall pay all fees, charges, expenses or other Obligations then outstanding, and amounts so paid cannot be reborrowed. Upon conversion to a term loan as provided in this Section, the Banks shall have no further obligation to make Revolving Loans or issue Letters of Credit hereunder.

2.13 Change in Capital Requirements. If the Agent or any Bank shall have determined that the adoption, after the date hereof, of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or any of the Banks, or any of their respective holding companies, with any of the foregoing imposes or increases a requirement by the Agent or any of the Banks, or any of their respective holding companies, to allocate capital resources to such Bank’s commitment to make loans and advances hereunder which has or would have the effect of reducing the return on such Bank’s capital to a level below that which that Bank could have achieved (taking into consideration such Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming full utilization of such Bank’s capital) but for such adoption, change or compliance by any amount deemed by such Bank to be material, then: (1) such Bank shall promptly after its determination of such occurrence give notice thereof to the Agent and the Borrower; and (2) to the extent that the costs of such increased capital requirements are not reflected in the Prime Rate or the LIBOR Rate, the Borrower and the Agent shall thereafter attempt to negotiate in good faith, within thirty (30) days following the date the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of the circumstances. If the Agent (in consultation with such Bank) and the Borrower are unable to agree to such adjustment within thirty (30) days following the date upon which the Borrower receives such notice, then commencing on the date of such notice (but no earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Agent’s reasonable determination, provide adequate compensation. The provisions of this Section 2.13 shall be applied to the Borrower so as not to discriminate against the Borrower vis-a-vis other customers of any of the Banks.

2.14 Change in Laws. Anything hereinbefore to the contrary notwithstanding, if any future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Agent or any of the Banks by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (1) subject the Agent or any Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the loans or the payment to the Agent or any of the Banks of any amounts due to it hereunder, or (2) materially change the basis of taxation of payments to the Agent or any of the Banks of the principal or the interest on or any other amounts payable to the Agent or any of the Banks hereunder, or (3) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Agent or any of the Banks in respect of the transactions contemplated herein, or (4) impose on the Agent or any of the Banks any other conditions or requirements with respect to this Agreement, the Maximum Amount, or any loan made hereunder, and the result of any of the foregoing is (a) to increase the cost of making, funding or maintaining all or any part of the Revolving Loans or Letters of Credit, or (b) to reduce the amount of principal, interest or other amount payable to the Agent or any of the Banks hereunder, or (c) to require the Agent or any of the Banks to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Agent or a Bank from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the Borrower will, upon demand made by the Agent accompanied by calculations thereof in reasonable detail, pay to the Agent, for the benefit of the Agent or such Bank, such additional amounts as will be sufficient to compensate the Agent or such Bank for such additional cost, reduction, payment or foregone interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Agent or such Bank. The provisions of this Section 2.14 shall be applied to the Borrower so as not to discriminate against the Borrower vis-a-vis other customers of the Agent or the Banks.

2.15 Term of Agreement. This Agreement shall remain in full force and effect so long as any Obligations remain outstanding or the Agent or any of the Banks has any commitment to make Revolving Loans or issue Letters of Credit.

ARTICLE III: CONDITIONS PRECEDENT

3.1 Conditions Precedent to Effectiveness of this Agreement. The obligation of the Agent and the Banks to continue the credit facility pursuant to this Agreement is subject to the condition that the Agent and the Banks shall have received, on or before the date hereof, in form and substance satisfactory to the Agent and the Banks:

3.1.1 Fully executed originals of, or the Borrower shall have accomplished or caused to be accomplished, the documents and actions listed on the closing checklist attached hereto as Exhibit 3.1.1; and

3.1.2 Such other instruments, documents or actions as the Agent or any Bank or its counsel may reasonably request.

3.2 Conditions Precedent to Making Revolving Loans or Issuing Letters of Credit. The obligation of the Banks to make any Revolving Loans or for the Agent to issue any Letters of Credit is further subject to the fulfillment to the satisfaction of the Agent and the Banks immediately prior to or contemporaneously with the making of such Revolving Loan or the issuance of such Letter of Credit of each of the following conditions:

3.2.1 The representations and warranties contained in this Agreement or otherwise made in writing by or on behalf of the Borrower or the Guarantors pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of the making of each such Revolving Loan and issuance of each such Letter of Credit (except for representations and warranties limited as to time or with respect to a specific event, which representations and warranties shall continue to be limited to such time or event) with and without giving effect to such Revolving Loan or Letter of Credit and the application of the proceeds thereof. The Agent and the Banks may without waiving this condition consider it fulfilled, and a representation by the Borrower and the Guarantors to such effect made, as of the date each Revolving Loan is made and the date each Letter of Credit is issued, if no written notice to the contrary, dated the date of such Revolving Loan or Letter of Credit, is received from the Borrower or Guarantors. In the event that any of the Borrower or the Guarantors submits a written notice as contemplated by the preceding sentence, the conditions set forth in this Section will be considered fulfilled if such notice specifies in detail the exceptions to the representations and warranties as of the date of such Revolving Loan or Letter of Credit, the exceptions as stated in such notice are satisfactory to the Agent and the Banks and the Agent so notifies the Borrower and the Guarantors.

3.2.2 At the time of making each such Revolving Loan or issuing each such Letter of Credit:

(a) the Borrower and each Guarantor shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement or in any of the Credit Documents required to be performed or complied with by it prior to or at such time;

(b) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Revolving Loan or issuance of such Letter of Credit;

(c) there shall have been no material adverse change in the condition (financial or otherwise), business or properties of the Borrower or Guarantors since the date of this Agreement;

(d) the Property Partnership with respect to which such Revolving Loan is made or such Letter of Credit is issued is an Eligible Property Partnership;

(e) the Co-Funding Amount required pursuant to the terms of this Agreement for such Revolving Loan or such Letter of Credit shall have been obtained by the Borrower in accordance with the definition of “Co-Funding Amount” set forth in Section 1.1 hereof, and shall have been deposited in the respective Disbursement Account or the Cash Collateral Account, as applicable, for whichever of SPE I or SPE II is submitting the particular Draw Certificate (in immediately available funds);

(f) with respect to each such Letter of Credit, the agreements required pursuant to Section 2.2.2 hereof shall have been executed and delivered and the applicable Letter of Credit Fee shall have been paid; and

(g) the Agent and each of the Banks shall have received an executed certificate in the form attached hereto as Exhibit 3.2 (a “Draw Certificate”) from an employee or officer of the Borrower with the authority (as established to the Agent’s satisfaction) to execute and deliver Draw Certificates on behalf of the Borrower as to the accuracy of each of the foregoing.

3.2.3 Direct Investment by Borrower. In addition, prior to or concurrently with the making of the first Revolving Loan or issuing each such Letter of Credit in connection with a particular Direct Investment by the Borrower, the Borrower or a Guarantor shall deliver to the Agent’s counsel on behalf of the Agent and the Banks an Approved Property Partnership Agreement and the other Organizational Documents for such Property Partnership. If and to the extent determined by the Agent’s counsel to be necessary or advisable, the Borrower or a Guarantor shall also deliver to the Agent’s counsel on behalf of the Banks an acknowledgement and consent from the Property Partnership that is intended to receive the Direct Investment (and, if determined by the Agent to be necessary or advisable, its equity holders), in the form set forth as Exhibit A to the Pledge Agreement described in clause (a)(i) of the definition of Pledge Agreement.

3.2.4 Investment Contribution by Borrower / Direct Investment by Middle Tier Entity. In addition, prior to the making of the first Revolving Loan or issuing each such Letter of Credit in connection with a Investment Contribution to a particular Middle Tier Entity (and, in turn, a Direct Investment by such MTE to a Property Partnership), the Borrower or a Guarantor will deliver, or cause the applicable MTE to deliver, to the Agent’s counsel on behalf of the Agent and the Banks:

(a) the Organizational Documents of the MTE that is intended to receive the Investment Contribution, including, without limitation, such MTE’s Approved MTE Agreement;

(b) all of the documents required in connection with a Direct Investment by the Borrower as described in Section 3.2.3, including, without limitation, the Organizational Documents of the Property Partnership that is intended to receive a Direct Investment from the MTE funded with the proceeds of such Capital Contribution;

(c) a Pledge Agreement, executed and delivered by the respective MTE to the Agent (for the ratable benefit of the Banks) substantially in the form of Exhibit 3.2.4(c) attached hereto (a “MTE Pledge Agreement”), evidencing the assignment of and grant of a first priority perfected security interest in all of such MTE’s then owned or thereafter acquired equity interests, including, without limitation, the equity interests in the Property Partnership in which such MTE is intended to make Direct Investments;

(d) such evidence as the Agent may reasonably require establishing that the Agent’s security interest arising under the MTE Pledge Agreement applicable to such MTE has been perfected as a first priority perfected security interest, including, without limitation, (i) a UCC-11 search report conducted in Delaware with respect to the MTE, confirming that there are no security interests, liens, or encumbrances on the MTE other than the security interests granted in the MTE Pledge Agreement (and confirming the filing of a UCC-1 financing statement in favor of the Agent and naming the MTE as debtor), (ii) any consents required under Section 2.4 of the MTE Pledge Agreement with respect to any collateral in which the MTE has rights as of the execution date of the MTE Pledge Agreement, and (iii) without waiving the provisions of Section 3.1(h) of the MTE Pledge Agreement, the certificates, if any, evidencing any collateral held by the MTE as of the execution date of the MTE Pledge Agreement, together with undated assignment(s) thereof executed in blank by the MTE.

3.2.5 Direct Convertible Loans and Convertible Loan Contributions by Borrower / Convertible Loans by MTEs. In addition, prior to or concurrently with the making of the first Revolving Loan in connection with a Direct Convertible Loan to a particular Property Partnership, or in connection with a Convertible Loan Contribution to a particular Middle Tier Entity (and, in turn, a Convertible Loan by such MTE to a Property Partnership), the Borrower or a Guarantor will deliver, or cause the applicable MTE to deliver, to the Agent’s counsel on behalf of the Agent and the Banks:

(a) the Organizational Documents of the Property Partnership that is intended to receive the Convertible Loan;

(b) in the case of a Convertible Loan Contribution, the Organizational Documents of the MTE that is intended to receive such Convertible Loan Contribution, including, without limitation, such MTE’s Approved MTE Agreement;

(c) a Collateral Assignment, Pledge and Security Agreement, executed and delivered to the Agent (for the ratable benefit of the Banks) substantially in the form of Exhibit 3.2.5(c) attached hereto (a “Collateral Assignment, Pledge and Security Agreement”),

evidencing the assignment of and the grant of a first priority perfected security interest in all of the Borrower’s or, as the case may be, MTE’s right, title and interest in and to the following:

(i) the Convertible Loan Agreement, substantially in the form of Exhibit 3.2.5(c)(i) attached hereto, entered into between the Borrower, or as the case may be, the MTE, and the Property Partnership receiving such Convertible Loan;

(ii) the promissory note evidencing such Convertible Loan, which shall be substantially in the form attached to the Convertible Loan Agreement;

(iii) guaranties of repayment of such Convertible Loan from one or more of the developers and equityholders of the Property Partnership receiving such Convertible Loan, which shall be substantially in the form attached to the Convertible Loan Agreement;

(iv) the pledge by all of the equityholders of the Property Partnership receiving such Convertible Loan of their equity interests in such Property Partnership to the Borrower, or as the case may be, such MTE, which pledge shall be substantially in the form attached to the Convertible Loan Agreement, accompanied by, to the extent applicable, delivery of any related security certificates and an instrument of transfer executed in blank therefore; and

(v) any other collateral, security or guaranty which the Borrower, or as the case may be, such MTE receives from the Property Partnership receiving such Convertible Loan (or its equityholders or developer) as security for the repayment of such Convertible Loan;

(d) an allonge to the promissory note evidencing such Convertible Loan, executed in blank;

(e) any UCC Financing Statements or other such instruments, documents, certificates, filings or agreements as the Agent may reasonably require; and

(f) such evidence as the Agent may reasonably require establishing that the Agent’s security interest arising under the Collateral Assignment, Pledge and Security Agreement applicable to such Convertible Loan has been perfected as a first priority perfected security interest, including, without limitation, a UCC-11 search report conducted in Delaware with respect to the Borrower or the MTE, as applicable, confirming (i) the filing of a UCC-1 financing statement in favor of the Agent and naming the Borrower or the MTE, as applicable, as debtor and (ii) that there are no security interests, liens, or encumbrances on the Borrower or the MTE other than the security interests granted in the Collateral Assignment, Pledge and Security Agreement or, in the case of a Borrower, otherwise granted in favor of the Agent for the ratable benefit of the Banks.

3.2.6 Assuming the documents required pursuant to Section 3.2.3, 3.2.4 or 3.2.5 have been delivered with respect to a particular Property Partnership or, if applicable, a particular MTE, the Borrower may request additional Revolving Loans or Letters of Credit with respect to such Property Partnership or MTE by submitting a Draw Certificate therefor and otherwise complying with the requirements of Sections 3.2.1 and 3.2.2.

3.3 Delivery of Documents. Drafts of the Draw Certificate and other documents required to be delivered by the Borrower under Sections 3.2.2, 3.2.3, 3.2.4 or 3.2.5 in connection with a request for a Revolving Loan or a Letter of Credit, marked to reflect changes to the forms thereof attached hereto as Exhibits or to the Approved Form of Property Partnership Agreement or the Approved Form of MTE Agreement, as applicable, shall be delivered to the Agent’s counsel (and, as to the drafts of Draw Certificates, the Agent and each of the Banks) at least three (3) Business Days prior to the intended making of such Revolving Loan or issuance of such Letter of Credit. The Borrower shall deliver to the Agent’s counsel (and, as to Draw Certificates, the Agent and each of the Banks) copies of fully-executed counterparts of such documents prior to or on the date of the making of such Revolving Loan or issuance of such Letter of Credit. The copies of fully-executed counterparts of such documents may be delivered via facsimile or electronic mail. If the Agent shall determine, in its reasonable discretion, that a natural disaster or other event has made delivery of a fully-executed Draw Certificate impossible or impractical, then such delivery shall be deemed to have occurred upon receipt by the Agent of confirmation via telephone or electronic mail from an employee or officer of the Borrower with the authority (as established to the Agent’s satisfaction) to execute and deliver Draw Certificates on behalf of the Borrower that the information in the draft of such Draw Certificate is true, complete and accurate.

3.4 Conditions Precedent to Releasing Collateral. Assuming that no Event of Default is then existing, the Agent shall release all of the Collateral (other than any Cash Collateral) relating to a specific Property Partnership or Middle Tier Entity solely upon satisfaction of the Release Conditions applicable thereto. Upon satisfaction of the Release Conditions for a particular Property Partnership or MTE, (a) the Borrower shall make no further Capital Contributions, Direct Investments or Direct Convertible Loans, either through the use of proceeds of Revolving Loans or Letters of Credit or otherwise to such Property Partnership, or MTE; and (b) the Agent shall remit to the Borrower, cash, if and to the extent actually received by the Agent and not required to be applied to the Obligations pursuant to Section 2.6.1, from the appropriate Repayment Account in an amount equal to the aggregate Co-Funding Amounts deposited therein in connection with all Revolving Loans made to enable the Borrower to make (i) Direct Investments or Direct Convertible Loans to such Property Partnership or (ii) Capital Contributions to such MTE.

3.5 Conditions Precedent to Releasing Cash Collateral. Assuming that no Event of Default is then existing, the Agent shall release all of the Cash Collateral relating to a specific Letter of Credit upon (a) the expiration of the Letter of Credit, or (b) the reduction of the Stated Amount for such Letter of Credit to zero and the repayment and performance in full of all Revolving Loans relating to such Letter of Credit, all interest thereon, and all other Obligations relating to such Letter of Credit.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and each of the Banks to enter into this Agreement and to make Revolving Loans and issue Letters of Credit hereunder, the Borrower and Guarantors,

jointly and severally, make the following representations and warranties to the Agent and each of the Banks (which representations and warranties shall survive the execution and delivery of this Agreement and the making of any Revolving Loans and issuance of any Letters of Credit):

4.1 Organization and Qualification.

4.1.1 Each of MFH, MEC, TC Corp., BFRP and MSLP (a) is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization and is organized in only one jurisdiction, (b) has all requisite corporate power and authority to own its property, conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Section 4.1 of the Disclosure Schedule) where the nature of its business (present or proposed) requires such qualification under applicable law except where the failure to be so qualified would not have a materially adverse effect on its ability to perform its obligations hereunder. Each of MuniMae, BFGLP, BFG Investments, SPE I, SPE II and each MTE (x) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (y) has all requisite power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (z) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed in Section 4.1 of the Disclosure Schedule) where the nature of its properties or its business (present or proposed) requires such qualification under applicable law except where the failure to be so qualified would not have a materially adverse effect on its ability to perform its obligations hereunder. As of the date hereof, the Borrower’s and each Guarantor’s correct legal name, jurisdiction of organization, principal place of business, chief executive office, federal tax identification number and, if applicable, state organizational number and each other name used by such entity during the five years prior to the date hereof (including any tradename) are set forth in Section 4.1 of the Disclosure Schedule.

4.1.2 The sole purposes of SPE I and SPE II will be (a) to acquire equity interests in Property Partnerships by making Direct Investments, (b) to acquire equity interests in Middle Tier Entities by making Capital Contributions, (c) to make Direct Convertible Loans to Property Partnerships, (d) to convey to Investment Partnerships all of its right, title and interest in and to such Property Partnerships and MTEs upon the admission through syndication of Investors as limited partners of Investment Partnerships on the terms and conditions set forth in the Offering Memorandum for such Investment Partnership, and (e) purposes ancillary to such Capital Contributions, Direct Investments, Direct Convertible Loans and syndications.

4.1.3 MSLP’s sole purposes will be to (a) serve as the so-called “special limited partner”, “administrative limited partner” “special member” or “special administrative member,” as applicable, for each Property Partnership receiving a Direct Investment (and to serve as general partner, manager or managing member, as applicable, if so required or permitted under such Property Partnership’s Organizational Documents), and (b) execute and deliver from time to time letters of intent intended to permit the Borrower or an MTE to make Direct Investments in, or Convertible Loans to, a Property Partnership.

4.1.4 The sole purpose of each Middle Tier Entity will be (a) to receive Capital Contributions from the Borrower, (b) with respect to a single Property Partnership, to use funds provided by such Capital Contributions to (i) acquire equity interests in a such Property Partnership by making Direct Investments therein and (ii) make MTE Convertible Loans to such Property Partnership, and (c) purposes ancillary to such Direct Investments and MTE Convertible Loans.

4.2 Capitalization. As of the date hereof, all of the issued and outstanding equity and voting rights in the Borrower and each of the Guarantors (other than MuniMae) is held by the Persons and in the amounts or percentages set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in any of the Borrower or the Guarantors (other than MuniMae). Except as set forth in Section 4.2 of the Disclosure Schedule, and except for Encumbrances permitted pursuant to Section 5.1 hereof, there are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on the Borrower or any of the Guarantors (other than MuniMae) which require or could require said party to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interests of said party. Except as set forth in the Borrower’s or the Guarantors’ Organizational Documents and Section 4.2 of the Disclosure Schedule, no equity interests of any of the Borrower or the Guarantors (other than MuniMae) are subject to any restrictions on transfer or any agreements, voting agreements, trust agreements, trust deeds, irrevocable proxies, or any other similar agreements or interests (whether written or oral), other than (a) Encumbrances permitted pursuant to Section 5.1 hereof, and (b) restrictions and agreements entered into in connection with Indebtedness permitted under Section 5.17 hereof. Until Release Conditions with respect to a MTE have been satisfied, either SPE I or SPE II shall own all of the equity interests in such MTE.

4.3 Authorization. The execution, delivery and performance by the Borrower, each Guarantor and each Middle Tier Entity of each of the Credit Documents and the other documents related thereto or contemplated thereby to which it is or will be a party (a) have been and will be duly authorized by all necessary action on its part; (b) do not and will not conflict with, or result in a violation of, any provision of law or any order, writ, rule or regulation of any court or governmental agency or instrumentality binding upon or applicable to it or its organizational documents; (c) do not and will not conflict with, result in a violation of, or constitute a default under, any agreement, mortgage, indenture or instrument to which it is a party or by which it or its property is bound; and (d) do not and will not result in, or require, the creation or imposition of any lien (other than as permitted, arising under or contemplated by the Credit Documents) upon or with respect to any of its property.

4.4 Title to Properties; Absence of Liens. As of the date of this Agreement, except as set forth in Section 4.4 of the Disclosure Schedule, the Borrower, each Guarantor and each MTE has and will have good title to all of its respective assets and rights of every name and nature now purported to be owned or managed by it, in each case free from all liens, charges and encumbrances whatsoever except for insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties and liens, charges or encumbrances permitted under Section 5.1 hereof. The rights, properties and other assets presently owned, leased, licensed or managed by the Borrower or any Guarantor and described elsewhere in this Agreement, including all Exhibits hereto, include all rights, properties and other assets necessary to permit the Borrower and each Guarantor to conduct its business in all material respects in the same manner as such business has been conducted prior to the date hereof or as contemplated by this Agreement.

4.5 Compliance. The Borrower, each Guarantor and each MTE has and will have all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights, if any) to allow it to own and operate its business without any violation of law or the rights of others (except for any such violation as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower, any Guarantor or any MTE); and the Borrower, each Guarantor and each MTE is and will be duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, to the best of the Borrower’s and each Guarantor’s actual knowledge after due inquiry, laws relating to toxic or hazardous wastes, substances or materials and protection of the environment (except where the failure to comply would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of any Borrower or any Guarantor). The Borrower, each Guarantor and each MTE has performed and will perform all obligations required to be performed by it under, and is not in default under or in violation of, its organizational or charter documents or any agreement, lease, mortgage, note, bond, indenture, license, permit, order, authorization or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations which either individually or in the aggregate would not have any material adverse effect on the business, condition (financial or otherwise) or assets of the Borrower, any Guarantor or any MTE.

4.6 Solvency. Each of the Borrower and Guarantors has and, after giving effect to the Revolving Loans and Letters of Credit, will have, assets (both tangible and intangible) having a fair salable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); each of the Borrower and Guarantors has and will have access to adequate capital for the conduct of its respective businesses and the discharge of its respective debts incurred in connection therewith as such debts mature.

4.7 Events of Default. As of the date of this Agreement, no Default or Event of Default exists.

4.8 Taxes. (a) The Borrower, each Guarantor and each MTE has filed and will file all federal, state and other material tax returns required to be filed, or has obtained lawful extensions with respect to such filings, and all federal, state and other material taxes, assessments and other such governmental charges due from each of them have been and will be fully paid, (b) neither the Borrower, any Guarantor nor any MTE has executed or will execute any waiver that would have the effect of extending the applicable statute of limitations in respect of its tax liabilities, and (c) the Borrower, each Guarantor and each MTE has established and will establish on its books reserves in accordance with GAAP (except as otherwise disclosed in writing to the Agent and each of the Banks) adequate for the payment of all federal, state and other tax liabilities.

4.9 Restrictions on the Borrower and the Guarantors. Neither the Borrower, any Guarantor, nor any MTE is or will be a party to or bound by any contract, agreement or instrument, nor subject to any restriction which will, under current or reasonably foreseeable conditions, materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise.

4.10 ERISA. Except as set forth in Section 4.10 of the Disclosure Schedule, the Borrower, each Guarantor, and each “employee pension benefit plan” and each “employee welfare benefit plan” (as defined in ERISA) maintained by the Borrower or any Guarantor (collectively, the “Plans”) are in compliance in all material respects with ERISA, the provisions of the Code applicable to the Plans and the terms of such Plans; neither the Borrower nor any Guarantor nor any Plan has engaged in a “prohibited transaction” (as defined in ERISA and the Code) which would subject the Borrower, any Guarantor, any such Plan or any party in interest (as defined in Section 3(14) of ERISA) (hereinafter “ERISA Party-in-Interest”) or disqualified person (as defined in Section 4975 of the Code) (hereinafter an “ERISA Disqualified Person”) with respect to any such Plan to a tax or penalty; neither the Borrower nor any Guarantor nor any Plan has incurred any “accumulated funding deficiency” (as defined in ERISA); except as set forth in the Initial Financial Statements, the aggregate current value of all assets of the funded Plans of the Borrower and any Guarantor which are single-employer plans is at least equal to the aggregate current value of all accrued benefits under such Plans calculated in accordance with actuarial assumptions current as of the date of this representation and warranty on an on-going Plan basis; neither the Borrower nor any Guarantor has incurred any liability to the Pension Benefit Guaranty Corporation over and above basic benefit premiums required by law Section 4007 of ERISA; and neither the Borrower nor any Guarantor has terminated any Plan, in whole or in part, in a manner which could result in the imposition of a lien on the property of the Borrower or any Guarantor.

4.11 Environmental and Regulatory Compliance. As to each of the real properties in which the Borrower holds a direct or indirect ownership or beneficial interest, except as described in Section 4.11 of the Disclosure Schedule, each such property, to the Borrower’s and each Guarantor’s knowledge (based on third-party environmental reports received at the time each such real property was acquired), is presently in compliance in all material respects with and has in full force and effect all material permits or approvals required by all applicable laws, ordinances or regulations, including, without limitation, building and zoning laws and Environmental Laws (as defined in Section 5.23). If any such property is not in compliance with the foregoing, the Borrower and the Guarantors are in the process of performing and/or using their commercially reasonable efforts to cause the general partners of each Property Partnership to perform, their respective obligations relative to such property, and such non-compliance does not have or will not have a material adverse effect on the business of the Borrower or the Guarantors or properties in which the Borrower or any Guarantor holds a direct or indirect ownership or beneficial interest. Except as set forth in Section 4.11 of the Disclosure Schedule, no written inquiry, claim, complaint, court order, request for information, notice or threat to give notice by any Governmental Authority or third party has been received by the Borrower or any Guarantor with respect to the foregoing property, nor does the Borrower or any Guarantor have any knowledge of any oral inquiry, claim, complaint, court order, request for information, notice or threat to give notice by any Governmental Authority or third party with respect to the foregoing property, alleging violation of or asserting any noncompliance with applicable law, ordinances or regulations and Environmental Laws, including, without limitation, any of the foregoing pertaining to building and zoning matters.

4.12 Contracts with Affiliates, Etc. Neither Borrower, any Guarantor nor any MTE is or will be a party to or otherwise bound by any agreement, instrument or contract (whether written or oral) with any Affiliate except (a) as disclosed in the Initial Financial Statements or in the applicable Offering Memorandum, in Section 4.12 of the Disclosure Schedule or in the Organizational Documents of a proposed MTE or Property Partnership, or (b) for any such agreement, instrument or contract as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower or any Guarantor.

4.13 Regulatory Approvals. No authorization, consent, approval, permit, license, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality is necessary for the valid execution, delivery or performance by the Borrower, any Guarantor or any MTE of the Credit Documents, except for the filing of UCC-1 financing statements.

4.14 Enforceability. Each of the Credit Documents constitutes, and the other documents contemplated thereby to which the Borrower, any Guarantor or any MTE is or will be a party, when executed and delivered by it, does or will constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as such enforceability (but not validity) may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights of creditors and secured parties.

4.15 Liens. Each of the Security Documents, to the extent therein provided, creates valid, binding and enforceable security interests in the Collateral in favor of the Agent, for the ratable benefit of the Banks, except as such enforceability (but not validity) may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights of creditors and secured parties. There are no liens upon any of the Collateral, except liens granted by the Security Documents or disclosed in Section 4.15 of the Disclosure Schedule.

4.16 Litigation. Except as set forth in Section 4.16 of the Disclosure Schedule, there are no suits, actions, proceedings or investigations pending or, to the knowledge of the Borrower or any Guarantor, threatened against or affecting the Borrower, any Guarantor or any MTE or any of their respective properties which would adversely affect any of the transactions contemplated by this Agreement or which, if determined adversely, could have a material adverse effect on the condition (financial or otherwise), properties or operations of the Borrower or any Guarantor or adversely affect the ability of the Borrower or any Guarantor to perform its respective obligations hereunder.

4.17 Financial Statements. The Guarantors have heretofore furnished to the Agent and each of the Banks consolidated and consolidating audited balance sheets for the fiscal year ended December 31, 2004 and consolidated unaudited balance sheets and related statements of income for the period ended June 30, 2005 (such audited statements and unaudited balance sheets and related statements to be referred to collectively herein as the “Initial Financial Statements”); all of which present fairly (after the taking into account that the unaudited information may be subject to adjustment deriving from the audit process) the financial condition, assets, liabilities and income of the subject thereof as of the dates thereof and for the periods then ended and have been prepared in accordance with GAAP except as otherwise disclosed therein. There has not been any material adverse change in the financial condition, assets, liabilities or income of the Borrower or any Guarantor from the date of its Initial Financial Statements.

4.18 Reliance on Offering Memorandum. The Borrower and each Guarantor hereby represents and warrants that the Borrower has delivered and will deliver true and complete copies of the Offering Memorandum for each Investment Partnership to the Agent on behalf of the Banks, and acknowledges that the Agent and each of the Banks are relying on the accuracy and completeness of the information contained therein (prior to any amendment or modification which may be requested by Investors and consented to by the Agent pursuant to Section 5.14 hereof) in entering into this Agreement. If any of the information contained in the Offering Memorandum is untrue or incomplete in any material respect as of the date the same is made, the Agent shall be entitled to declare an Event of Default hereunder pursuant to Section 6.1 hereof.

ARTICLE V: COVENANTS

So long as any Obligation remains unsatisfied, or the Banks are obligated to make additional Revolving Loans or the Agent is obligated to issue Letters of Credit pursuant to this Agreement, or any Letter of Credit continues to be outstanding (unless Cash Collateral in an amount equal to the Stated Amount of such Letter of Credit has been delivered to the Agent in accordance with the terms of Section 2.2.1 hereof), the Borrower and the Guarantors jointly and severally hereby covenant to the Agent and the Banks as follows:

5.1 Liens. Without the prior written consent of the Agent and the Majority Banks, neither the Borrower, any Middle Tier Entity, MEC, or TC Corp. nor any of their Subsidiaries shall create, incur, assume or suffer to exist any lien, encumbrance, security interest or other encumbrance of any type (“Encumbrances”) upon or with respect to any of its property or assets, real or personal, or assign or otherwise convey any right to receive income, or its rights to profits, distributions and other receivables from any party, including, without limitation, the Borrower, or from any other investments of such entity, except: (a) Encumbrances existing on the date of this Agreement and set forth in Section 4.4 or Section 4.15 of the Disclosure Schedule; (b) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.3;(c) liens, encumbrances, security interests or other encumbrances in favor of the Agent, for the benefit of the Banks; (d) Encumbrances securing Indebtedness for the purchase price of capital assets to the extent such Indebtedness is permitted by Section 5.17, provided that (i) each Encumbrance is given solely to secure the purchase price of such property, does not extend to any other property and is given at the time of acquisition of the property, and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition; (e) liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of the Borrower’s or such Guarantor’s business, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; (f) deposits made in the ordinary course of the Borrower’s or such Guarantor’s business in connection with workers’ compensation, unemployment insurance, social security and other similar laws; (g)

Encumbrances consisting of Property Partnership Pledges; or (h) Encumbrances on Asset Management Contracts, provided that any such Encumbrance shall not interfere with the Agent’s rights under Section 6.3 hereof.

5.2 Merger; Sale. Without obtaining the prior written consent of the Agent and the Majority Banks in each instance, neither the Borrower nor any Guarantor shall reorganize, be reconstituted, engage in any transaction which would result in a change in Control of such party, or enter into any agreement for the sale or other transfer of substantially all of its assets or equity or for the merger or consolidation of such party with or into another entity, except as permitted under Section 5.27 hereof.

5.3 Taxes; Reserves. The Borrower and each Guarantor shall, and shall cause each MTE to, pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties prior to the time when they shall become delinquent, except to the extent that failure to make such payments would not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, any Guarantor, or any MTE, and provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

5.4 Notices.

5.4.1 Defaults. The Borrower and the Guarantors, promptly after obtaining actual knowledge thereof, shall advise the Agent, on behalf of the Banks, of the existence of any default or event of default under any agreement or other document binding upon or executed and delivered by any of the Borrower, the Guarantors, the MTEs, or MuniMae TE Bond Subsidiary, LLC, including any Default or Event of Default hereunder; provided, however, that such notice(s) need not be provided if such default or event of default does not constitute a Default or an Event of Default and: (a) could not reasonably be expected to subject them to liability in excess of $1,000,000 (as to MFH, MEC, TC Corp., BFGLP, BFRP, or BFG Investments) or $10,000,000 (as to MuniMae or MuniMae TE Bond Subsidiary, LLC); (b) does not involve a default by MuniMae TE Bond Subsidiary, LLC on its P-Floatsm program or any other securitization; or (c) does not occur with respect to any entity under the direct or indirect Control of MuniMae TE Bond Subsidiary, LLC.

5.4.2 Litigation and Judgments. The Borrower and each Guarantor, as the case may be, will give notice to the Agent and each of the Banks in writing, in form and detail satisfactory to the Agent and each Bank, within five Business Days of becoming aware of (a) any litigation or proceedings threatened in writing against it or any pending litigation or proceedings to which it is or becomes a party involving a fully or partially uninsured claim against it; or (b) any litigation or proceeding against any Persons; in either case, which, if adversely determined could materially and adversely affect its financial condition, assets or operations and stating the nature and status of such litigation or proceedings. Each Borrower and each Guarantor, as the case may be, will give notice, in writing, to the Agent and each of the Banks, in form and detail reasonably satisfactory to the Agent and each Bank within five Business Days of any judgments, final or otherwise, against it in an aggregate amount in excess of $100,000 as to the Borrower or any MTE or $1,000,000 as to any Guarantor which is not fully covered by insurance (other than customary deductibles disclosed to and reasonably acceptable to the Agent).

5.4.3 Material Adverse Change. The Borrower and each Guarantor will promptly notify the Agent, on behalf of the Banks, of any material adverse change which would reasonably be expected to have a material adverse effect on its business, properties or condition (financial or otherwise) or which would cause any Offering Memorandum to be materially incorrect, incomplete or misleading.

5.4.4 Governmental Authorities. The Borrower and each Guarantor will promptly notify the Agent, on behalf of the Banks, of all material notices received from any Governmental Authority and shall provide copies thereof to the Agent, on behalf of the Banks, promptly after receipt thereof.

5.4.5 ERISA. With respect to any Plan, the Borrower or each Guarantor, as the case may be, shall, or shall cause its Affiliates to, furnish to the Agent, on behalf of the Banks, promptly (a) written notice of the occurrence and its obtaining knowledge of a Reportable Event, (b) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (c) a copy of any notice of intent to terminate any funded Plan, (d) notice that the Borrower or such Guarantor, as the case may be, or any Affiliate will or may incur any liability to or on account of a Plan, and (e) upon the Agent’s request, a copy of the annual report of each Plan (Form 5500 or comparable form) required to be filed with the Internal Revenue Service and/or the Department of Labor. Any notice to be provided to the Agent under this Section shall include a certificate of the chief financial officer of the Borrower, such Guarantor or such Affiliate, as the case may be, setting forth details as to such occurrence and the action, if any, which the Borrower, such Guarantor, and/or the Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by the Borrower, and/or any Affiliate, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the trustee or the Plan administrator with respect thereto. Prior to the adoption of any Plan subject to ERISA, the Borrower or a Guarantor, as the case may be, shall notify the Agent, on behalf of the Banks, of such adoption and of the vesting and funding schedules and other principal provisions thereof.

5.4.6 Environmental Laws. If the Borrower or any Guarantor shall (a) receive notice that any violation of Environmental Laws may have been committed or is about to be committed by the Borrower, any Guarantor or a general partner of any Property Partnership, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against either the Borrower or any Guarantor alleging a violation of any Environmental Law or requiring the Borrower or any Guarantor to take any action in connection with the release of toxic or hazardous wastes, substances or materials into the environment, or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that either the Borrower or any Guarantor may be liable or responsible for any costs associated with a response to or cleanup of a release of toxic or hazardous wastes, substances or materials into the environment or any damages caused thereby, then the Borrower or such Guarantor, as the case may be, shall provide the Agent and each of the Banks with a copy of such notice within ten (10) days after the Borrower’s or such Guarantor’s, as the case may be, receipt thereof. Within fifteen (15) days after either the Borrower or such Guarantor has learned of the enactment or promulgation of any Environmental Law which, to Borrower’s or Guarantors’ knowledge, may result in any material adverse change in the business, properties or conditions (financial or otherwise) of the Borrower or such Guarantor or in which the Borrower or such Guarantor holds a direct or indirect ownership or beneficial interest, the Borrower or such Guarantor, as the case may be, shall provide the Agent and each of the Banks with notice thereof.

5.5 Inspection. The Borrower and each Guarantor will permit, and shall cause each MTE to permit, the Agent or its agents, at the Borrower’s expense, to the extent of the Borrower’s, a MTE’s or Guarantor’s rights under a Property Partnership Agreement, to inspect any of its properties, including, without limitation, books and records, computer files and tapes and financial records, to examine and make copies of its books of account and other records and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and other responsible employees and professional advisers at such reasonable times and intervals as the Agent may designate after reasonable notice and during normal business hours; provided, however, that as long as no Default or Event of Default exists, the Borrower and Guarantors shall not be liable for the costs of more than one such inspection and examination during each calendar quarter. The Agent shall use its best efforts to maintain the confidentiality of the information obtained pursuant to such inspections and examinations; provided, however, such information may be disclosed (a) to the Banks, (b) to the Agent’s directors, officers, employees, representatives, agents and attorneys, (c) to the Agent’s independent third party auditors, and their directors, officers, employees, representatives, agents and attorneys, (d) to all federal and state bank examiners and to all parties to whom the Agent is required to disclose such information under any present or future federal and/or state banking law or regulation, as determined by the Agent, (e) in accordance with any subpoena or court order which the Agent in good faith believes requires such disclosure, (f) to potential participants in and assignees of the Agent’s or Banks’ interests hereunder pursuant to the Agent or the Banks’ customary confidentiality practices, and (g) as the Agent and the Majority Banks deems necessary in connection with any exercise of the Banks’ rights and remedies under the Credit Documents.

5.6 Financial Reporting.

5.6.1 The Borrower and each Guarantor shall provide to the Agent:

(a) promptly upon the written request of the Agent or any of the Banks therefor, the Borrower’s and such Guarantor’s federal and state income tax returns;

(b) for each of MFH, MEC and TC Corp., as soon as available, but in any event, within one hundred twenty (120) days after the end of its fiscal year, its income statement, balance sheet and any other related financial statements, prepared in accordance with GAAP (except as otherwise noted therein) and audited by PricewaterhouseCoopers LLP, or such other national accounting firm as may be retained from time to time by MuniMae (which national accounting firm shall be, in the event that MuniMae is not then required to file periodic reports with the United States Securities and Exchange Commission, reasonably acceptable to the Agent);

(c) for each of MFH, MEC and TC Corp., as soon as available, but in any event, within sixty (60) days after the end of the first three fiscal quarters of each fiscal year,

and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year, management-prepared income statements, balance sheets, and any other related financial statements prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), and similar to those required by clause (b) above for and as of the end of such period; which financial statements, in the case of MFH and TC Corp., shall be prepared on a consolidated and consolidating basis;

(d) promptly upon the written request of the Agent therefor, copies of all management letters of substance and other material reports, if any, which are submitted in connection with financial audits of the Borrower or any Guarantor by its independent accountants; and

(e) from time to time, such other financial data and information about any Borrower, any Guarantor, any MTE or any Property Partnership as the Agent or any Bank may reasonably request.

5.6.2 The financial statements to be delivered pursuant to Sections 5.6.1(b) and (c) shall be accompanied by (a) a certification to the Agent and each Bank in the form attached hereto as Exhibit 5.6.2 by the Borrower’s and each Guarantor’s, as applicable, chief financial officer, controller or assistant controller that such financial statements are accurate and complete in all material respects, (b) financial data and calculations evidencing the Borrower’s and the Guarantors’ financial and covenant compliance to be attached as Schedule 1 to the form annexed hereto as Exhibit 5.6.2, and (c) the Supplemental Package for the fiscal quarter then ended.

5.6.3 The documents required to be delivered pursuant to Section 5.6.1, and the Supplemental Package required to be delivered under Section 5.6.2, may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on MuniMae’s website; provided that: (a) the Borrower and Guarantors shall deliver paper copies of such documents to the Agent or any Bank that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank, and (b) the Borrower and the Guarantors shall notify (which may be by facsimile or electronic mail) the Agent and the Banks of the posting of any such documents and provide to the Agent and the Banks by electronic mail electronic versions of such documents. The Borrower and the Guarantors represent and warrant that all documents and information delivered to the Agent and the Banks electronically via access to MuniMae’s website pursuant to this Section 5.6.3 are true, accurate and complete in all material respects. Notwithstanding anything contained herein, in every instance the Borrower and the Guarantors shall be required to provide paper copies of the compliance certificates described in Section 5.6.2 to the Agent and the Banks.

5.6.4 Upon the Agent’s or any Bank’s written request, the Borrower and the Guarantors shall provide to the Agent and each of the Banks for each Investment Partnership issuing an Offering Memorandum the Borrower’s or Guarantors’ internal unaudited tax benefit projections for such Investment Partnership on an internal rate of return basis prepared in accordance with the Guarantors’ customary standards.

5.6.5 With respect to any development projects for which any of the Guarantors have given or give their respective guaranties, the Guarantors shall provide to the Agent and each of the Banks such financial and other project information as the Agent or any Bank may require.

5.6.6 With respect to any interest rate or other financial derivatives, any hedging or any counterparty transactions, or other similar transactions or other transactions addressed in or contemplated in FASB 133, the Borrower and the Guarantors shall provide to the Agent and each of the Banks such information as the Agent or any Bank may reasonably require.

5.7 Insurance. The Borrower, with respect to Property Partnerships that own or lease real estate, shall use commercially reasonable efforts to ensure that at all times such Property Partnerships maintain (directly or through the Property Partnerships) insurance covering such risks, in such amounts, containing such terms, in such forms, for such periods, and written by such companies as are set forth in Exhibit 5.7. The Borrower will use its commercially reasonable efforts to attempt to enforce the Property Partnership agreement requiring each of the Property Partnerships in which it or a MTE makes a Direct Investment or Convertible Loan to be at all times insured in such amounts and against such hazards and liabilities and for such purposes as are set forth in Exhibit 5.7 annexed hereto. In the event of failure by the Borrower to provide and maintain insurance as herein provided or to use commercially reasonable efforts to attempt to enforce, for itself or for a MTE, the Property Partnership agreement in connection with insurance requirements thereunder, the Agent may, at its option, or shall at the request of the Majority Banks, obtain such insurance at customary rates and charges and charge the amount thereof to the Borrower. The Agent will notify the Borrower that it has obtained such insurance, provided, however, that the failure of the Agent so to notify the Borrower will in no way detract from or invalidate the Agent’s rights pursuant to this Section 5.7 to declare an Event of Default on account of such failure. In the alternative, the Agent may, and shall at the direction of the Majority Banks, elect to require that the Borrower immediately repay all Revolving Loans made, and deliver Cash Collateral for the Stated Amount of any Letter of Credit issued, in connection with any Direct Investments in or Convertible Loans to such Property Partnership. The Borrower promises to pay to the Agent on demand the amount of any disbursements made by the Agent for such purposes as herein authorized, and the amount of any such disbursements shall constitute Revolving Loans advanced by the Agent on behalf of the Banks in accordance with the terms of this Agreement. Any such payment not received from the Borrower shall bear interest at the then applicable rate of interest accruing with respect to the Prime Rate Amount. The Agent shall not, by the fact of approving, disapproving, or accepting any such insurance, incur any liability for the adequacy or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Borrower and the Guarantors hereby jointly and severally expressly assume full responsibility therefor and liability if any, thereunder. The Borrower shall furnish the Agent and each of the Banks, at the Agent’s or any Bank’s request, with certificates of insurance evidencing compliance with the foregoing insurance provision.

5.8 Collateral. The Borrower and each Guarantor will, and will cause each MTE to, duly execute and deliver, or cause to be executed and delivered, appropriate financing statements and other documents and take all other reasonable actions requested by the Agent necessary to enable the Agent, on behalf of the Banks, to maintain continuously perfected security interests in the Collateral hereunder and under the Credit Documents. The Agent may inspect the Collateral at any reasonable time, wherever located, upon reasonable notice. The Borrower and each

Guarantor will, and will cause each MTE to, pay all taxes and assessments upon the Collateral or for its use and/or operation prior to the time when any penalties or interest accrue with respect thereto, or non-payment thereof; provided, however, that, so long as no distraint, foreclosure sale or other levy upon or transfer with respect to the Collateral or any part thereof shall have been effected or threatened, and no Event of Default shall have occurred and be continuing, the Borrower or such Guarantor, as applicable, shall not be required to pay such taxes and assessments if (a) the amount, applicability or validity thereof is currently being contested by the Borrower or such Guarantor, as applicable, in good faith by appropriate legal proceedings, (b) the Borrower or such Guarantor, as applicable, shall have set aside on its books reserves (segregated to the extent required by GAAP, or, if not applicable, sound accounting principles and practices) reasonably deemed by the Agent to be adequate with respect thereto, and (c) the Borrower or such Guarantor, as applicable, shall have provided to the Agent or the applicable taxing authority a bond or other security of such nature and in such amount as the Agent reasonably deems sufficient as security for payment thereof.

5.9 Further Assurances. The Borrower and each Guarantor shall at any time and from time to time execute and deliver, or cause to be executed and delivered, such further instruments and take such further actions, or cause to be taken such further actions, as may reasonably be requested by the Agent, in each case further and more perfectly to effect the purposes of this Agreement and the other Credit Documents.

5.10 Intentionally omitted.

5.11 No Amendments to Certain Documents. Neither the Borrower nor any Guarantor will amend, modify or terminate, or agree to the amendment, modification or termination of (a) its Organizational Documents, (b) the Organizational Documents of (i) any Property Partnership receiving Direct Investments or Convertible Loans or (ii) any Middle Tier Entity receiving Capital Contributions (prior to satisfaction of the Release Conditions with respect to such Property Partnership or MTE), or (c) any other document relating to the transactions with respect to which any Revolving Loan is made or any Letter of Credit is issued, without the prior written consent of the Agent, except in connection with amendments which would not have any adverse impact on the Agent or the Banks, or the Agent’s interest, on behalf of the Banks, in any Collateral.

5.12 Intentionally omitted.

5.13 Change of Jurisdiction of Organization; Name Change; Change of Location. No Borrower nor any Guarantor will, nor will it permit any MTE to, at any time change its jurisdiction of organization, legal name, form of organization, federal identification number or state organizational number, without giving prior written notice to the Agent and each Bank specifying the new jurisdiction of organization, name, form or number.

5.14 Offering Memoranda. Until such time as a particular Investment Partnership has been syndicated and fully capitalized, the Borrower and the Guarantors shall cause each such Investment Partnership to not amend or modify any of the provisions of its Offering Memorandum in any material manner without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be required for amendments that are necessary to correct any inaccuracy or omission in an Offering Memorandum unless such correction consists of a decrease in the projected returns on an investment in such Investment Partnership.

5.15 Property Partnership Approval by Bank.

5.15.1 If approved by the Agent in its discretion, each Property Partnership may be an entity whose tax credit allocation includes so-called historic tax credits solely if and to the extent (a) such historic tax credit allocation comprises no more than 15% of the aggregate amount of tax credit equity provided by low income housing tax credits and historic tax credits allocated to such Property Partnership, and (b) no Revolving Loans shall be made, and no Letters of Credit issued, to fund Borrower’s acquisition of more than 5% of such historic tax credit equity.

5.15.2 Each Property Partnership may be an entity whose tax credit allocation includes so-called state tax credits solely if and to the extent (a) such state tax credit equity comprises no more than 30% of the aggregate amount of tax credit equity provided by federal and state low income housing tax credits allocated to such Property Partnership, and (b) no Revolving Loans shall be made, and no Letters of Credit issued, to fund Borrower’s acquisition of state tax credit equity.

5.15.3 In addition, the Borrower will enter into, and will permit each MTE to enter into, limited partnership or operating agreements with Property Partnerships only on the form of agreement attached hereto as Exhibit 5.15.3 (the “Approved Form of Property Partnership Agreement”) or in such other form as may be approved by the Agent pursuant to this Section 5.15.3. In the event that the limited partnership or operating agreement for the Property Partnership which the Borrower intends to make, or which the Borrower intends to permit a MTE to make, a Direct Investment in, or a Convertible Loan to (the “Proposed Property Partnership Agreement”) is identical to the Approved Form of Property Partnership Agreement (except with respect to certain non-material, deal-specific factual matters such as the identity of the parties and the filling in of blanks for dates and dollar amounts), the Agent’s approval of such Proposed Property Partnership Agreement shall be deemed furnished. In all other instances, in order to obtain the Agent’s approval of a Proposed Property Partnership Agreement, which approval shall not be unreasonably withheld or delayed, prior to the closing of a Direct Investment or a Convertible Loan by the Borrower or a MTE, the Borrower will furnish the Agent’s counsel with a copy of such finalized Proposed Property Partnership Agreement, together with a copy marked to show all changes from the Approved Form of Property Partnership Agreement, as provided in Section 3.3, and the Agent will use reasonable efforts to make Agent’s counsel available to review and respond promptly to any such proposed revisions. Each approved Proposed Property Partnership Agreement is referred to in this Agreement as an “Approved Property Partnership Agreement.”

5.15.4 The Borrower, MEC, TC Corp. and their Subsidiaries shall underwrite and perform due diligence for any Property Partnership in or to which the Borrower proposes to make, or which the Borrower proposes to permit a MTE to make, a Direct Investment or a Convertible Loan, in accordance with MEC’s, TC Corp.’s and MSLP’s historical practices. Upon the request of any Bank, and within five (5) Business Days after the funding of a Direct

Investment or a Convertible Loan to a Property Partnership, the Borrower shall provide to such requesting Bank a copy of the Borrower’s underwriting package with respect to such Property Partnership. Such package shall include all information developed by such underwriting and diligence and shall affirmatively demonstrate that such Property Partnership meets the minimum investment criteria set forth on Exhibit 5.15.4. Failure of any such Property Partnership to meet such criteria in the reasonable judgment of the Agent or the Majority Banks shall constitute an Event of Default hereunder, unless approved by the Agent in its sole discretion, such consent being subject to Section 2.11.3; provided, however, that no more than once during any calendar quarter, the Borrower can cure such an Event of Default by paying all Obligations incurred with respect to such Property Partnership to the Agent within five (5) calendar days after the Agent gives written notice to the Borrower of such failure. In addition to providing to such requesting Bank the underwriting package, upon such Bank’s reasonable request, the Borrower shall explain its underwriting and approval policies to such Bank, and the Borrower and the Guarantors will permit, and will use commercially reasonable efforts to cause each developer of a Project for a Property Partnership to permit, such Bank to inspect any such Person’s files relating to a particular Property Partnership at any reasonable time, upon reasonable prior notice. The Borrower and the Guarantors shall deliver such additional information as a requesting Bank may from time to time reasonably request with respect to the business affairs and financial condition of each developer of a Project and the Property Partnership associated therewith.

5.15.5 In certain cases where the federal Department of Housing and Urban Development or a state housing finance agency (an “Agency”) has provided financing arrangements to a Property Partnership, the Agency requires provisions to be added to the Property Partnership’s Organizational Documents giving the Agency approval rights over the admission of any substitute limited partner or member. Notwithstanding the incorporation of such provisions in such Organizational Documents and any conflict with Sections 5.15.3, 5.15.4 or 5.16.4 caused thereby, the Agent may approve the Organizational Documents as an Approved Property Partnership Agreement, in its sole discretion but subject to the borrowing sublimit set forth in Section 2.11.8 hereof. The Agent’s approval will not be withheld if the following conditions are met:

(a) such Organizational Documents otherwise constitute an Approved Property Partnership Agreement;

(b) the Borrower and Guarantors shall cause to be delivered to the Agent a certificate of the Borrower or the manager of the MTE that proposes to make a Direct Investment to such Property Partnership that attaches, and certifies as true and correct, copies of all of the documents evidencing or pertaining to the financing arrangements between the Agency and such Property Partnership that materially affect the Agent’s rights under the Pledge Agreement granting the Agent a security interest in the equity interests of such Property Partnership (the “Agency Documents”);

(c) the Borrower and Guarantors shall cause the Borrower or the manager of the MTE that proposes to make a Direct Investment to such Property Partnership to deliver to the Agent, promptly after the execution thereof, any modification to the Agency Documents; provided, however, that the Borrower and Guarantors acknowledge and agree that all Obligations incurred with respect to such Property Partnership (including, without limitation, all Revolving Loans used to fund Direct Investments to such Property Partnership) shall be repaid in full promptly upon demand by the Agent if any such modification materially and adversely affects the Agent’s rights and priorities under the Pledge Agreement granting the Agent a security interest in the equity interests of such Property Partnership; and

(d) other than with respect to the approval by the Agency, in the event of the Agent’s exercise of its rights under the Pledge Agreement granting the Agent a security interest in the equity interests of such Property Partnership, of the Agent (or its nominee, successor, transferee or assignee) as a substitute equity holder of the Property Partnership pursuant to a HUD 2530 previous participation certificate, and compliance by the Agent (or its nominee, successor, transferee or assignee) with the transfer of physical assets requirements of the federal Department of Housing and Urban Development, none of the Agency Documents shall restrict or limit (i) the ability of the Borrower or MTE that proposes to make a Direct Investment to such Property Partnership to enter into the Pledge Agreement granting to the Agent a security interest in the equity interests of such Property Partnership, or (ii) the Agent’s right to foreclose upon such equity interests in accordance with the terms of such Pledge Agreement.

5.15.6 The operating agreement of each MTE shall be in the form of agreement attached hereto as Exhibit 5.15.6 (the “Approved Form of MTE Agreement”) or in such other form as may be approved by the Agent pursuant to this Section 5.15.6. In the event that the operating agreement for the MTE in which the Borrower intends to make a Capital Contribution (the “Proposed MTE Agreement”) is identical to the Approved Form of MTE Agreement (except with respect to certain non-material, deal-specific factual matters such as the identity of the parties and the filling in of blanks for dates and dollar amounts), the Agent’s approval of such Proposed MTE Agreement shall be deemed furnished. In all other instances, in order to obtain the Agent’s approval of a Proposed MTE Agreement, which approval shall not be unreasonably withheld or delayed, prior to the closing of a Capital Contribution by the Borrower to a MTE, the Borrower will furnish the Agent’s counsel with a copy of such finalized Proposed MTE Agreement, together with a copy marked to show all changes from the Approved Form of MTE Agreement, as provided in Section 3.3, and the Agent will use reasonable efforts to make Agent’s counsel available to review and respond promptly to any such proposed revisions. Each approved Proposed MTE Agreement is referred to in this Agreement as an “Approved MTE Agreement.”

5.16 Conduct of Business.

5.16.1 The Borrower and each Guarantor will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to its existence, rights and franchises, to the conduct of its business and to the property and assets owned or managed by it (except where the failure to observe and comply would not materially and adversely affect the condition (financial or otherwise), properties, business, or results of the Borrower or any Guarantor, as the case may be, or the ability of the Borrower or any Guarantor to perform its Obligations hereunder to the Agent and the Banks) and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.16.2 The Borrower and each Guarantor will maintain its existence and remain or engage in substantially the same business in which it is now engaged, except that any Guarantor may, upon notice to the Agent and the Banks, withdraw from any business activity which its managers, board of directors or general partners, as applicable reasonably deem unprofitable or unsound in the due exercise of their authority; provided, however, such withdrawal shall not impair in any way such entity’s ability to fully pay and perform all of its Obligations. Notwithstanding the foregoing restrictions, any Guarantor may enter into any line of business substantially related or incidental to a line of business in which it is currently engaged.

5.16.3 The Borrower shall, and shall cause each MTE to, have no assets other than those explicitly permitted by this Agreement and shall engage in no business other than to serve as a conduit for funds advanced hereunder and in repayment of such funds and the Co-Funding Amounts, and, with respect to the Borrower, to make Capital Contributions, Direct Investments and Direct Convertible Loans, and with respect to a MTE, to make Direct Investments and MTE Convertible Loans, in the manner provided for in this Agreement.

5.16.4 The Borrower and the Guarantors shall cause each Property Partnership to own no more than one Project and to be a single-purpose entity which shall have no assets or liabilities and conduct no business other than that related to such Project; and cause each Property Partnership and MTE to provide either in its Organizational Documents or by contract in form and substance acceptable to the Agent in its sole discretion:

(a) for the acknowledgement of and consent by each of such entity’s equity holders (if any) to the pledges of equity interests by the Borrower or such MTE to the Agent, for the benefit of the Banks, required under this Agreement and the other Credit Documents;

(b) that the Agent shall have all of the rights of a secured party under the UCC to sell or retain the equity interests so pledged;

(c) for the immediate, automatic and unconditional admission of the Agent (or its nominee, successor, transferee or assignee) as an equity holder of such entity in the event of a foreclosure upon or other disposition of the equity interests so pledged to the Agent; and

(d) that with respect to the equity interests in such MTE or Property Partnership, for so long as any pledge of such interests by the Borrower or MTE to the Agent shall not have been released in accordance with its terms, (i) such equity interests will not be, and will not become, “investment property” and will be and will remain “general intangibles” within the meaning of Article 9 of the UCC, and (ii) any action by any partner or member of such MTE or Property Partnership to cause any of such equity interests to be deemed to be or to be treated as a “security” or as “investment property” within the meanings of Article 8 and Article 9, respectively, of the UCC, shall be void and of no effect unless (A) the Agent has consented to such action, (B) such equity interests are certificated, and (C) the certificates evidencing such equity interests are delivered to the Agent, together with assignments thereof duly executed in blank by the Borrower.

5.16.5 Other than the Borrower, MEC, TC Corp. and any of their Subsidiaries (other than any MTE), none of the Guarantors or any of their Subsidiaries shall enter into any Asset Management Contracts.

5.17 Limitation of Indebtedness

5.17.1 Except with the prior written consent of all of the Banks, the Borrower and MSLP will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except for (a) the Obligations and the Co-Funding Amounts (solely to the extent such Co-Funding Amounts have been loaned to the Borrower in accordance with the terms of the definition of Co-Funding Amounts set forth in Section 1.1), (b) Indebtedness incurred by MSLP in order to make capital contributions in its capacity as the “special limited partner” or “administrative limited partner” in any Property Partnership, and (c) debt included on the consolidated balance sheets of the Borrower solely as a result of the application of FASB Interpretation No. 46.

5.17.2 Except with the prior written consent of the Majority Banks, MEC and TC Corp. will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to any Indebtedness consisting of intercompany obligations owed to MuniMae and its Subsidiaries, unless the same are subordinated to payment of the Obligations as provided in the Subordination Agreement;

5.17.3 No Middle Tier Entity will create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to any Indebtedness except pursuant to its respective MTE Pledge Agreement.

5.18 ERISA Compliance. Neither the Borrower, any Guarantor, nor any Plan or any fiduciary thereof or other ERISA Party-in-Interest or ERISA Disqualified Person with respect to any Plan shall (a) engage in any “prohibited transaction,” (as defined in ERISA and the Code), (b) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived, (c) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (d) terminate, in whole or in part, any “pension benefit plan” (as defined in Section 3(2) of ERISA) in a manner which could result in the imposition of a lien on any property of the Borrower or any Guarantor. Each Plan shall comply in all material respects with ERISA; provided, however, that this covenant shall not be deemed to have been violated by MuniMae’s failure to file audited financial statements with respect to the Municipal Mortgage & Equity, LLC 401(k) Retirement Savings Plan (the “401(k) Plan”) for the 401(k) Plan’s 2001,2002, 2003 and 2004 fiscal years, as required under ERISA rules and regulations applicable to the 401(k) Plan (the “Filing Requirement”), to the extent that MuniMae is working diligently to comply with the Filing Requirement, as demonstrated by (a) MuniMae’s continued retention of Ellin & Tucker Chartered (or another accounting firm reasonably acceptable to the Agent) to audit the 401(k) Plan’s financial statements for the 2001, 2002, 2003 and 2004 fiscal years, and (b) MuniMae’s reasonable cooperation with such auditing firm to complete such audit.

5.19 Intentionally omitted.

5.20 Maintenance of Books and Records. The Borrower and each Guarantor will, and will cause each MTE to, keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP (except as otherwise disclosed) and applicable law including, without limitation, laws with respect to questionable, improper or corrupt payments.

5.21 Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans and Letters of Credit, together with the Co-Funding Amounts applicable thereto, solely to fund Capital Contributions, Direct Investments and Direct Convertible Loans or, in the case of Letters of Credit, to secure the Borrower’s or a MTE’s obligations to make Direct Investments or Convertible Loans under Approved Property Partnership Agreements. No portion of any Revolving Loan or Letter of Credit shall be used for the purpose of (a) purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System, or (b) paying fees or charges to developers of any Project (except for fees payable solely with respect to Project development activity).

5.22 Transactions with Affiliates.

5.22.1 The Borrower and each Guarantor will not, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (a) as would not materially and adversely affect the condition (financial or otherwise), the properties, business or results of operations of the Borrower or such Guarantor, (b) as disclosed in the Offering Memorandum of a particular Investment Partnership, if applicable, (c) as disclosed in the Proposed Property Partnership Agreement or other Organizational Documents of a Property Partnership submitted to the Agent’s counsel for acquisition approval, with such disclosure highlighted in the transmittal notice to the Agent’s counsel, or (d) that certain promissory note, dated on or about July 1, 2003, in the principal face amount of $120,000,000 made by TC Corp. payable to the order of MuniMae, repayment of which is subordinated in accordance with the terms of the Subordination Agreement.

5.22.2 The Borrower and each Guarantor hereby agree that payment and performance of any obligations under any contract, agreement or arrangement (whether written or oral) now or hereafter entered into between Borrower on the one hand and any Guarantor or any Affiliate of any Guarantor on the other hand shall be subordinated to payment and performance of the Obligations. Payment and performance under such contracts, agreements or arrangements may be made and received in the ordinary course of business on a current basis as long as no Default or Event of Default has occurred and is continuing.

5.23 Environmental Regulations. The Borrower and each Guarantor will comply, and shall use their best efforts to cause the general partner of each Property Partnership to comply, in all material respects with all federal, state and local statutory or common laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses) related to the protection of public health, worker safety, the environment or the management of pollution or any and all oil, petroleum products, waste oil, hazardous wastes, hazardous substances, toxic substances or hazardous materials (collectively, “Environmental Laws”) in each and every jurisdiction in which they operate now or in the future, and will comply or use their commercially reasonable efforts to cause compliance in all material respects with all such Environmental Laws that may in the future be applicable to them and to the properties and assets owned, directly or indirectly, or managed by them, except that neither Borrower nor any Guarantor shall be required to take any action which could reasonably be expected to subject such Person to general partner or other liability in respect of an affected Project or Property Partnership.

5.24 Fiscal Year. The Borrower, each MTE and each Guarantor shall have a fiscal year ending on December 31 of each year, and shall not change such fiscal year without the prior written consent of the Agent, unless a different fiscal year is required by the Code.

5.25 Investor Contributions. The Borrower shall direct the Investors to fund all cash capital contributions required to pay all Revolving Loans or to provide full Cash Collateral for all outstanding Letters of Credit, along with all interest, costs, expenses, fees or other Obligations relating to any of the MTEs and Property Partnerships to be placed with the applicable Investment Partnership, into the applicable Repayment Account. In addition, as such capital contributions are funded into such Repayment Account, the Borrower shall cause such Investment Partnership to pay the portion of such cash as may be required in order to purchase from the Borrower all membership interests in MTEs and all limited partnership interests in Property Partnerships then being transferred by the Borrower to such Investment Partnership. Such cash shall be in an amount, at a minimum, as is required to (a) repay the then outstanding principal of all Revolving Loans made, and to cash collateralize the Stated Amount of all Letters of Credit issued, to or for the benefit or account of each such MTE and Property Partnership, and (b) pay all outstanding interest, fees, charges, expenses or other Obligations as may accrue to or have arisen with respect to each such MTE and Property Partnership.

5.26 Restricted Payments. None of the Borrower or any of the Guarantors will make any Restricted Payments if at the time of the making of such Restricted Payment, with or without the making of such Restricted Payment, there shall exist or result a Default or Event of Default.

5.27 Ownership; Control. Without the prior written approval of the Majority Banks, which shall not be unreasonably withheld, neither the Borrower nor any Guarantor will cause or permit any change in the ownership or Control of any such entity, or any MTE, except to the extent that (a) with respect to the Borrower or any Guarantor, following such change MuniMae retains Control (directly or indirectly) of the Borrower and each such Guarantor, and (b) with respect to each MTE, the Release Conditions with respect to such MTE have been satisfied, and provided that, in addition to the foregoing restrictions, MFH shall continue to maintain its ownership and Control of its Subsidiaries other than MEC, MMA Capital Corporation, MMA Financial International, LLC and their respective Subsidiaries.

5.28 Transfer of Property Partnership Interests. The Borrower will not transfer, pledge or assign any interest in a MTE and, other than as contemplated in a Property Partnership Pledge, neither the Borrower nor any MTE will transfer, pledge or assign any interest in a Property Partnership, or any interest in a Convertible Loan to a Property Partnership, prior to the satisfaction of Release Conditions with respect thereto.

5.29 Separate Credit Reliance. The Borrower and each Guarantor acknowledges that the Agent and each of the Banks have entered into the transactions contemplated by this

Agreement, and accepted the Guaranty, in reliance upon Borrower’s, each MTE’s and each Guarantor’s separate and distinct corporate existences and their separate and distinct operations, and, accordingly, the separate credit of Borrower, each MTE and each Guarantor. During the term of this Agreement, the Borrower’s and each MTE’s Organizational Documents shall contain separateness covenants in the form attached hereto as Exhibit 5.29.

5.30 Financial Covenants.

5.30.1 TC Corp. and MEC, on a consolidated basis, shall at all times maintain Consolidated Net Worth of not less than the amount set forth on Schedule A attached hereto, as determined at the end of each fiscal quarter and annually.

5.30.2 TC Corp. and MEC, on a consolidated basis, shall not at any time permit the ratio of (a) the sum of (i) Consolidated CAD and (ii) Consolidated Fixed Charges, to (b) Consolidated Fixed Charges to be less than the ratio set forth on Schedule A attached hereto, as determined at the end of each fiscal quarter for the four quarters then ending.

5.30.3 TC Corp. and MEC, on a consolidated basis, shall at all times maintain Consolidated CAD of not less than the amount set forth on Schedule A attached hereto, as determined at the end of each fiscal quarter for the four quarters then ending.

5.31 Disbursement and Repayment Accounts.

5.31.1 SPE I and SPE II shall at all times continue to maintain their respective Repayment Accounts and the Disbursement Accounts with the Agent (and in the case of the Repayment Accounts, in the name of and owned by the Agent) as blocked and restricted accounts upon terms and conditions acceptable to the Agent and the Majority Banks. The Borrower and the Guarantors shall deposit, and cause the deposit by each Middle Tier Entity, Property Partnership, Investment Partnership, Investor or other source of repayment, of all payments and repayments of Capital Contributions, Direct Investments and Convertible Loans, and all other Obligations of the Borrower, directly into the appropriate Repayment Account, as applicable. To the extent that any such payments or repayments are received directly by the Borrower or any Guarantor, the same shall be delivered immediately to the Agent in the form received, duly endorsed to the Agent, if necessary, for deposit into the appropriate Repayment Account, as applicable, and for application by the Agent to each of the Banks in accordance with this Agreement. Until so delivered, the Borrower and each Guarantor acknowledges that it holds such payments and repayments in trust for the benefit of the Agent on behalf of the Banks and shall keep such payments and repayments segregated from other funds and property of the Borrower or each Guarantor. The Borrower and the Guarantors shall deposit, and cause the deposit of, all Co-Funding Amounts (other than those constituting Cash Collateral) into the applicable Disbursement Account.

5.31.2 MuniMae and/or MEC shall continue to maintain a cash management system and a web-based fixed income trading system, each of which shall be reasonably acceptable to the Agent and the Banks.

5.32 Warehouse Credit Facilities. This Agreement and the credit facilities described herein shall constitute the sole and exclusive warehouse-type credit facility utilized by the

Borrower, the Guarantors and their Affiliates in connection with the acquisition and syndication of LIHTC; provided, however, that with respect to the Guarantors and their Affiliates (other than the Borrower):

5.32.1 if there shall not then be outstanding any Default or Event of Default, and (a) the aggregate principal amount of all outstanding Revolving Loans plus the aggregate Stated Amounts of all Letters of Credit shall equal the Maximum Amount, then such Persons may utilize warehouse-type facilities provided by other lenders until such time as the aggregate principal amount of all outstanding Revolving Loans plus the aggregate Stated Amount of all Letters of Credit are less than the Maximum Amount, (b) a particular Project or its developer fails to meet the minimum investment criteria set forth on Exhibit 5.15.4 attached hereto, then such Persons may utilize warehouse-type facilities provided by other lenders but solely for such Project; or (c) the Banks shall fail to fund a Revolving Loan for a particular Project in breach of their respective obligations under this Agreement, then such Persons may utilize warehouse-type facilities provided by other lenders but solely for such Project;

5.32.2 such Persons may utilize the proceeds of warehouse-type facilities or other credit facilities provided by other lenders to satisfy Release Conditions with respect to a particular Property Partnership if the other Property Partnerships with respect to which Release Conditions have not been then satisfied are satisfactory to the Agent; and

5.32.3 subject to the terms, covenants and conditions of this Agreement, such Persons may utilize other facilities in order to repay Revolving Loans or to provide Cash Collateral for Letters of Credit with respect to a particular Property Partnership to the extent the time periods set forth in Section 2.1.3 are expiring.

5.33 Special Limited Partner. MSLP shall be the sole “special limited partner”, “administrative limited partner”, “special member”, or “special administrative member”, as applicable, in any Property Partnership receiving a Direct Investment from the Borrower or a MTE.

5.34 Subordination Agreement. The Borrower and the Guarantors shall cause any Subsidiary of MuniMae not already a party to the Subordination Agreement that after the date hereof becomes owed any Indebtedness by TC. Corp. or MEC to (a) join in the Subordination Agreement by executing and delivering a joinder agreement in form and substance satisfactory to the Agent, and (b) insert a legend on any note or instrument at any time evidencing such Indebtedness, indicating that such note or instrument is subject to the terms of the Subordination Agreement, in each case prior to or simultaneously with the creation of such Indebtedness.

ARTICLE VI: DEFAULTS AND REMEDIES

6.1 Events of Default. Each of the following events is hereby defined as, declared to be and shall constitute an “Event of Default”; and “Default” means any act, omission, occurrence or circumstance that, with the passage of time or notice, or both, would be an Event of Default:

6.1.1 Failure by the Borrower to either make any payment when due in respect of its Payment Obligations or to deposit Cash Collateral when required under Section 2.2.1 hereof, and such failure continues uncured for a period of 5 days; or

6.1.2 Failure by the Borrower or any Guarantor to perform or observe (a) any of the terms, covenants, conditions or provisions of Sections 5.2, 5.4, 5.9 through 5.11, 5.13, 5.14, 5.15, 5.16 (except 5.16.1), 5.17, 5.19, 5.21, 5.22, and 5.24 through 5.34, (b) any Obligation with respect to providing Co-Funding Amounts, (c) material untruthfulness or incompleteness in the Offering Memorandum as set forth in Section 4.18, or (d) material failure to comply with Section 5.15.3 and, except for failures to comply with Sections 5.30, 5.31 and 5.32 (for which there shall be no cure period) and with obligations relating to Co-Funding Amounts (for which there shall be a one Business Day cure period), such failure continues uncured for 10 days; or

6.1.3 Failure by the Borrower or any Guarantor to perform or observe in any material respect (as determined by the Agent or the Majority Banks in their respective unrestricted discretion) any of the terms, covenants, conditions or provisions of Sections 5.1, 5.3, 5.5 through 5.8, 5.16.1, 5.18, 5.20 and 5.23 for a period of 30 days after the Borrower or such Guarantor becomes aware (whether through notice from the Agent or otherwise) of a breach of such Section; or

6.1.4 Failure by the Borrower or any Guarantor to observe and perform in any material respect (as determined by the Agent or the Majority Banks in their respective unrestricted discretion) any other covenant, condition or agreement on its part to be observed or performed under this Agreement for a period of 30 days after written notice specifying such failure and requesting that it be remedied is given to such party by the Agent; provided, however, that if (a) the failure is capable of being cured but cannot reasonably be cured within such 30 days, (b) the failure has not and will not result in the imposition of any liens on the Collateral, and (c) the Borrower has commenced said cure within such 30 days and is diligently prosecuting the same to completion, then said 30 day period shall be extended for such additional time as reasonably necessary to complete the cure but not more than an additional 30 days; or

6.1.5 Any of the representations, warranties or certifications of any of the Borrower, the Guarantors, or the MTEs in this Agreement or the other Credit Documents proves to have been false or misleading in any material respect when made or deemed to be made or re-made; or

6.1.6 The dissolution or liquidation of any of the Borrower and the Guarantors or the failure by any of the Borrower and the Guarantors promptly to obtain the staying or lifting of any execution, garnishment or attachment if such circumstances will, in the judgment of the Agent or the Majority Banks, materially impair its ability to satisfy its Payment Obligations; or

6.1.7 The Insolvency of any of the Borrower and the Guarantors as evidenced by:

(a) its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code, or its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(b) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or its failing to controvert timely the material allegations of any such petition;

(c) the entry of an order for relief against it in any involuntary case commenced under said Title 11 unless the same is dismissed with prejudice within ninety (90) days of the entry thereof;

(d) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or its consenting to or acquiescing in such relief;

(e) entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, or (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors;

(f) the entry of an involuntary order by a court of competent jurisdiction assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property that remains undischarged or unstayed for more than 30 days; or

(g) its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

6.1.8 A breach in any material respect by any of the Borrower, any Middle Tier Entity or any of the Guarantors of: (a) any of the provisions of any Credit Document other than this Agreement (including, without limitation, of the covenants contained in any Guaranty), which breach is not remedied within the applicable cure period, if any, set forth in such other Credit Document; or (b) any other agreement evidencing any Indebtedness of the Borrower or an MTE to any third party (including, without limitation, Borrower’s or a MTE’s obligation to any Property Partnership pursuant to such Property Partnership’s Organizational Document or any Convertible Loan Agreement), not remedied within the applicable cure period, if any, set forth in such other agreement, provided, however, any alleged breach of such obligation shall not constitute an Event of Default hereunder in the event that the Borrower, for itself or on behalf of a MTE, is contesting such obligation in good faith, has established and maintains adequate reserves for the performance or payment of such obligation in accordance with GAAP, and the Borrower provides prompt written notice to the Agent of such alleged breach); or

6.1.9 Any material adverse change from the date hereof in the financial condition or results of operations of the Borrower or any Guarantor which would have a material adverse impact on the Agent or any of the Banks or the Collateral granted to the Agent in connection with the Obligations; or

6.1.10 Any material covenant, agreement or obligation of the Borrower, any Guarantor or any MTE contained in or evidenced by any Security Document relating to this Agreement shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof, the effect of which has a material adverse impact on the Borrower’s, Guarantor’s or any MTE’s ability to perform its obligations thereunder or on the value of, or rights of the Agent (on behalf of the Banks) in, the Collateral; or

6.1.11 Any Credit Document or any provision thereof shall for any reason cease to be valid and binding on any party thereto or any party bound thereby, or any party to or bound by any Credit Document shall so state in writing or shall state that any Credit Document or any provision thereof is terminated or that any such party has no or no further liability or obligation thereunder; or

6.1.12 A judgment, monetary default or breach shall have occurred (and be continuing beyond any applicable cure period) in the payment or performance of any obligation of any of MEC, MFH, TC Corp., BFGLP, BFRP or BFG Investments that exceeds, in the aggregate, $1,000,000; provided, that, entry of a judgment shall not constitute an Event of Default (a) unless there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (b) if such judgment is covered by insurance and the insurer has confirmed coverage in writing to the Agent; or

6.1.13 A judgment, monetary default or breach shall have occurred (and be continuing beyond any applicable cure period) in the payment or performance of any obligation of MuniMae or MuniMae TE Bond Subsidiary, LLC, that exceeds in the aggregate $10,000,000; provided, that, entry of a judgment shall not constitute an Event of Default (a) unless there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (b) if such judgment is covered by insurance and the insurer has confirmed coverage in writing to the Agent; or

6.1.14 Such occurrences or circumstances as are referred to elsewhere in this Agreement as Events of Default, including, without limitation, in Sections 2.1.1, 4.18 and 5.15.4.

6.2 Remedies. Upon the occurrence of an Event of Default:

6.2.1 The Agent may, in its unrestricted discretion, and shall at the written request of the Majority Banks, do any of the following: (a) by notice in writing to the Borrower, declare that an Event of Default has occurred, (b) declare all amounts owing by the Borrower with respect to the Revolving Loans and the Letters of Credit to be immediately due and payable, and (c) require the Borrower and Guarantors to immediately deposit with the Agent Cash Collateral in an amount equal to the then aggregate Stated Amount of all Letters of Credit; provided, that in the event of any Event of Default specified in Section 6.1.7 hereof, all amounts owing by the Borrower with respect to this Agreement shall become immediately and automatically due and payable.

6.2.2 the Agent shall at the written request, or may with the written consent, of the Majority Banks do any of the following: (a) with or without notice (except as specifically provided otherwise herein or by applicable law) to the Borrower or the Guarantors, foreclose upon and liquidate the Collateral in accordance with the terms of the Security Documents, (b) terminate any asset management agreements or other contracts (including, without limitation, any Asset Management Contracts) between the Borrower on the one hand and any Guarantor or other Affiliate of the Borrower on the other hand, and (c) with or without notice (except as specifically provided otherwise herein or by applicable law) to the Borrower or the Guarantors, pursue any other remedy under this Agreement, at law or otherwise.

6.2.3 The Agent’s rights, powers and remedies specified herein are cumulative and are in addition to those otherwise created or existing by law or agreement.

6.3 Termination of Contracts. Any Asset Management Contract between any Guarantor (or its Subsidiaries) and a Property Partnership that has received a Direct Investment or Convertible Loan and for which the Release Conditions have not then been satisfied shall (at the direction of the Agent (which direction the Agent shall provide upon the request of the Majority Banks)) be terminated, with or without cause, upon the occurrence of any Event of Default.

ARTICLE VII: AGENCY

7.1 Appointment and Authorization. Each of the Banks hereby appoints Bank of America to serve as Agent under this Agreement, the Credit Documents and any other documents, instruments and agreements executed and delivered in connection with the transactions contemplated by this Agreement and irrevocably authorizes the Agent to take such action as agent on each such Bank’s behalf under this Agreement, the other Credit Documents and such other documents, instruments and agreements and to exercise such powers and to perform such duties under this Agreement and such other documents, instruments and agreements as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Notwithstanding the foregoing or any other provision contained in this Agreement or the Credit Documents to the contrary, the Agent will take or refrain from taking any action (other than routine administrative actions authorized pursuant to this Section 7) and exercise or refrain from exercising any rights as Agent under this Agreement or the other Credit Documents as the Majority Banks may direct in writing.

7.2 Resignation of Agent; Removal of Agent; Successor Agent.

7.2.1 The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to the Banks and Borrower, and shall automatically cease to be the Agent hereunder in the event (1) a petition in bankruptcy shall be filed by or against the Agent or (2) the Federal Deposit Insurance Corporation or any other Governmental Authority shall assume control of the Agent or the Agent’s interests under this Agreement. The Agent may be removed by Banks whose aggregate Commitment Percentages constitute at least sixty percent (60%) of the total Commitment Percentages of all Banks, excluding the Agent and each Affiliate of the Agent, for negligence or willful misconduct at any time by giving at least thirty (30) Business Days’ prior written notice to the Agent, Borrower and all other Banks. If the Agent enters into one or more participations pursuant to Section 8.14, having the effect of reducing its Commitment or economic interest in this Agreement, to less than TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), then any Bank whose Commitment or economic interest in this Agreement exceeds that of the Agent may remove the Agent by notice given within thirty (30) days after such Bank receives notice of the assignments or participations which reduce the Agent’s Commitment or economic interest in this Agreement below such level. Such resignation or removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to this Section 7.2.

7.2.2 Upon any such notice of resignation by or removal of the Agent, the Bank with the largest Commitment (other than the Agent) shall become the successor Agent unless (a) such Bank refuses to become Agent, or (b) the Majority Banks vote that such Bank not become the successor Agent. If such Bank does not become successor Agent pursuant to the preceding sentence then the Bank with the next largest Commitment (other than the Agent) may become successor Agent subject to the same conditions. If two or more Banks would each qualify as successor Agent pursuant to the foregoing and two or more of such Banks are willing to become Agent, the successor Agent shall be chosen by the Majority Banks. If no successor Agent is selected pursuant to the preceding provisions of this Section 7.2, the Majority Banks shall appoint a successor Agent with the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required if there shall then exist any Default or Event of Default. Any successor Agent must be a bank (i) the senior unsecured debt obligations of which (or such bank’s parent’s senior unsecured debt obligations) have a Rating of not less than BBB and (ii) which has total assets in excess of TEN BILLION AND NO/100 DOLLARS ($10,000,000,000.00).

7.2.3 If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring or removed Agent shall then appoint a successor Agent who shall meet the requirements described in this Article and who shall serve as Agent until such time, if any, as a successor Agent shall have been appointed as provided above.

7.3 Agent and Affiliates. Bank of America shall have the same rights and powers under this Agreement and documents, instruments and agreements executed and delivered in connection with the transactions contemplated by this Agreement as each other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Bank of America and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent hereunder and under such other documents, instruments or agreements. Except as otherwise provided by the terms of this Agreement, including without limitation on account of prohibitions binding upon the Borrower, nothing herein shall prohibit any of the Banks from accepting deposits from, lending money to or generally engaging in any kind of business with the Borrower or any Affiliate of the Borrower.

7.4 Future Advances.

7.4.1 In order to more conveniently administer the Revolving Loans, each Bank hereby authorizes the Agent to make all Revolving Loans and issue all Letters of Credit under this Agreement in accordance with the terms and conditions of each Draw Certificate approved by the Banks in accordance with the terms hereof. Whether or not this Agreement has been terminated, an Event of Default then exists, the Obligations have been accelerated or the Agent is proceeding to liquidate the Collateral, each Bank hereby irrevocably and unconditionally agrees to transfer to the Agent, at an account designated for such transfers by the Agent, by no later than 1:00 p.m. (Boston time) on the Business Day next following the date on which the Agent has funded a Revolving Loan pursuant to an approved Draw Certificate in accordance with the terms of this Agreement, an amount (the “Reimbursement Amount”) in immediately available federal funds sufficient to reimburse the Agent for such Bank’s Commitment Percentage of the Revolving Loan requested in such Draw Certificate. In addition:

(a) In the event that a Bank does not provide the Agent with any Reimbursement Amount in accordance with this Section 7.4.1, and the Agent has advanced a corresponding amount to the Borrower on such Bank’s behalf, such Bank shall pay the Agent interest on such Reimbursement Amount at the rate charged to the Borrower for such corresponding amount under this Agreement for each Business Day on which such Bank fails to provide said Reimbursement Amount, commencing on the Business Day on which said Reimbursement Amount was due to be provided to the Agent;

(b) Funds advanced by the Agent upon presentation of a sight or time draft under a Letter of Credit shall be considered a “Revolving Loan” for purposes of this Section 7.4.1 initially made by the Agent at such time as such funds are actually advanced by the Agent; and

(c) For purposes of calculating interest income and other applicable charges, each Revolving Loan made by the Agent on behalf of any Bank shall be considered a Revolving Loan from the Agent to the Borrower until such time as the Agent receives the Reimbursement Amount allocable to such Revolving Loan from such Bank, and thereafter shall be considered a Revolving Loan from such Bank to the Borrower.

7.4.2 If for any reason any Bank shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to the Agent its Commitment Percentage of any advance requested in a Draw Certificate approved in accordance with this Agreement (a “Delinquent Bank”), and such failure is not cured within ten (10) days of receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the Agent, other Banks, the Borrower or any other party at law or in equity, and not as a limitation thereof:

(a) Such Delinquent Bank’s right to participate in the administration of, or decision-making rights related to, the Revolving Loans, the Letters of Credit, this Agreement or the other Credit Documents shall be suspended during the pendency of such failure or refusal (and in furtherance of the foregoing, (i) such Delinquent Bank’s Commitment Percentage shall not be considered in any determination of the term “Majority Banks,” and (ii) such Delinquent Bank shall not be included in any consents, waivers, approvals or determinations requiring the consent of the Majority Banks or of all of the Banks);

(b) Such Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of the outstanding Revolving Loans, interests, fees or otherwise, to the non-delinquent Banks, for application to, and reduction of, their proportionate shares of the outstanding Revolving Loans until, as a result of application of such assigned payments, the Delinquent Bank’s percentage of all of the outstanding Revolving

Loans shall equal its Commitment Percentage. The Delinquent Bank’s decision-making and participation rights to payments as set forth in this Section shall be restored only at such time as (i) the remaining outstanding Revolving Loans advanced by the Delinquent Bank equals its Commitment Percentage of all then outstanding Revolving Loans, and (ii) the Delinquent Bank shall have paid to the Agent (for the pro rata benefit of all of the non-delinquent Banks) an amount equal to the Delinquent Bank’s portion of the Unused Commitment Fee, and any other fee accruing to the period of time during which such Bank is a Delinquent Bank, multiplied by a fraction, the numerator of which is equal to the number of days such Delinquent Bank was delinquent and the denominator of which is equal to 364; and

(c) The non-delinquent Banks shall also have the right, but not the obligation, in their respective, sole and absolute discretion, exercisable by irrevocable written notice to the Agent, the Delinquent Bank and all of the other Banks, to acquire for no cash consideration a portion of the Delinquent Bank’s Commitment to fund future Revolving Loans (the “Future Commitment”) equal to the lesser of (i) the portion of the Future Commitment such electing Bank indicates in its notice of exercise, and (ii) such electing Bank’s share of the Future Commitment determined pro rata in accordance with the Commitment Percentages of all Banks making such an election from time to time. Upon any such purchase of the Commitment of any Delinquent Bank’s Future Commitment, the Delinquent Bank’s share in future Revolving Loans and Letters of Credit and its rights under the Credit Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Bank shall promptly execute all documents reasonably requested to further evidence surrender and transfer of such interest. Each Delinquent Bank shall indemnify the Agent and each non-delinquent Bank from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-delinquent Bank, on account of such Delinquent Bank’s failure to timely fund its Commitment Percentage of a Revolving Loan advance or to otherwise perform its obligations under this Agreement or any other Credit Document.

7.4.3 Notwithstanding the provisions hereof, the obligations to make Revolving Loans under the terms of this Agreement shall be the several and not joint obligation of each Bank; provided, however, that during such time as (a) there is no Default or Event of Default outstanding, and (b) (i) the aggregate outstanding principal balance of Revolving Loans funded by each non-delinquent Bank, plus (ii) the then Stated Amount of Letters of Credit times such Bank’s Commitment Percentage is less than such Bank’s Commitment, then such Bank shall fund its ratable portion of any advance of any Delinquent Bank. Any Revolving Loans made by the Agent on behalf of a Bank are strictly for the administrative convenience of the parties and shall in no way diminish such Bank’s liability to the Agent to repay the Agent for such advances.

7.5 Payments. All payments of principal of and interest on the Revolving Loans or other payments made with respect to the Obligations shall be made by transfer of immediately available federal funds to the Repayment Accounts. All such payments received by the Agent after 2:00 p.m. (Boston time) shall be deemed to have been received on the Business Day next following actual receipt. All payments received by the Agent shall be paid by the Agent promptly (using its best efforts to pay on the same Business Day as such payments are received but in any event within two (2) Business Days of such receipt) to each of the Banks pro rata in accordance with their respective Commitment Percentages, provided that each Bank has made the advances required under Section 7.4 hereof. All such payments from the Borrower or as proceeds of Collateral received by the Agent shall be held in trust for the benefit of the Banks. As each such payment is received by the Agent, the Agent shall promptly charge or credit each of the Banks to the extent necessary to ensure that as between them, each of the Banks holds its respective Commitment Percentage of the outstanding Revolving Loans, based on the then unpaid aggregate principal amounts of the Revolving Loans outstanding. If, after the Agent has paid each Bank’s proportionate share of any payment received or applied by Agent in respect of the Revolving Loans, that payment is rescinded or must otherwise be returned or paid over by the Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Bank shall, at the Agent’s request, promptly return its proportionate share of such payment or application to the Agent, together with such Bank’s proportionate share of any interest or other amount required to be paid by the Agent with respect to such payment or application.

7.6 Interest, Fees and Other Payments. All payments of interest received by the Agent in respect of the Revolving Loans, except as otherwise provided by the terms of this Agreement, and all other fees and premiums received by the Agent hereunder or in respect of the Revolving Loans, except fees pursuant to Sections 2.2.2, 2.4.5, and 8.11.1 herein, shall be shared by the Banks pro rata in accordance with their respective Commitment Percentages, provided that each Bank has made the advances required under Section 7.4 hereof. All payments received by the Agent pursuant to Sections 2.13, 2.14 or 8.7 through 8.9 shall be applied by the Agent to reimburse each Bank, on account of the tax, charge, liability, loss, cost or expense in respect of which such payment is made. Each of the Banks and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or bankers lien, by counterclaim or cross-action, by the enforcement of any right under the Credit Documents, or otherwise) in respect of principal, or interest on the Revolving Loans or any fees which are to be shared pro rata among the Banks, which as compared to the amounts theretofore received by the other Banks with respect to such principal, interest or fees, is in excess of such Bank’s Commitment Percentage of such principal, interest or fees, such Bank shall share such excess, less the costs and expenses (including reasonable attorneys fees and disbursements) incurred by such Bank in connection with such realization, exercise, claim or action, pro rata with all other Banks in proportion to their respective Commitment Percentages, provided, however, that if all or any portion of any such excess amount is thereafter recovered from such Bank, such pro rata sharing shall be rescinded and the amounts so shared restored to the extent of such recovery, but without interest.

7.7 Action by Agent.

7.7.1 The obligations of the Agent hereunder are only those expressly set forth herein. The Agent shall have no duty to exercise any right, power or remedy hereunder or under any other document, instrument or agreement executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder, except as expressly set forth in this Agreement. The Agent shall not have, by reason of this Agreement or otherwise, a fiduciary relationship with respect to any Bank.

7.7.2 The Agent shall keep all records of Revolving Loans, Letters of Credit, other advances and payments hereunder, and shall give and receive notices and other communications to be given or received by the Agent hereunder on behalf of the Banks. The

Agent shall promptly, and in any event within ten (10) Business Days after receipt thereof, send to each Bank copies of any notices or other documents (including, without limitation, interest invoices and tracking reports) given to the Borrower or received by the Agent from the Borrower to the extent that such notices or other documents were not sent directly to such Bank by the Borrower.

7.7.3 Upon the occurrence and during the continuation of an Event of Default, the Majority Banks may exercise their option on behalf of the Banks pursuant to Section 6.2 to declare all Obligations immediately due and payable, and upon such exercise the Agent may take such action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Agent or the Banks with respect to the Collateral.

7.7.4 Whether or not an Event of Default shall have occurred, the Agent may from time to time exercise the rights of the Agent and Banks hereunder or under the other documents, instruments or agreements executed or delivered in connection with or as contemplated by this Agreement as it may deem necessary or desirable to protect the Collateral and the interests of the Agent and the Banks therein.

7.7.5 The Agent shall give, or shall cause to be given, notice to each of the Banks (which notice can be given by electronic mail) that the Collateral for a particular Revolving Loan has been obtained. Such notice must be received by a Bank before its obligations under Section 7.4.1 shall arise with respect to such advance. The Agent shall deliver to each of the Banks copies of all documents evidencing the Collateral.

7.8 Consultation with Experts. The Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Agent may employ agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such agents or attorneys.

7.9 Liability of Agent. The Agent shall exercise the same care to protect the interests of each Bank as it does to protect its own interests, so that so long as the Agent exercises such care it shall not be under any liability to any Bank, except for the Agent’s gross negligence or willful misconduct, with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Agent. Without limiting the generality of the foregoing, neither the Agent nor any of its directors, officers, agents, representatives or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (A) any statement, warranty or representation made in connection with this Agreement or any other document, instrument or agreement executed and delivered in connection with the transactions contemplated by this Agreement; (B) the performance or observance of any of the covenants or agreements of the Borrower, or any Guarantor; (C) the satisfaction of any condition specified in Section 3 hereof, (D) the validity, effectiveness, enforceability or genuineness of this Agreement, the Credit Notes, the other Credit Documents, or any other document, instrument or agreement executed and delivered in connection with or as contemplated by this Agreement; (E) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Banks (through the Agent) therein; or (F) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Agent, on behalf of the Banks, in the Collateral. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be, without limitation, a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

7.10 Indemnification. Each Bank agrees to indemnify the Agent (to the extent the Agent is not reimbursed by the Borrower), ratably in accordance with its Commitment Percentage, from and against any cost, expense (including attorneys’ fees and disbursements), claim, demand, action, loss or liability which the Agent may suffer or incur in connection with this Agreement or any document, instrument or agreement executed and delivered in connection with or as contemplated by this Agreement, or any action taken or omitted by the Agent hereunder or thereunder, or the Agent’s relationship with the Borrower hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder, except for any such cost, expense, claim, demand, action, loss or liability arising out of the Agent’s gross negligence or willful misconduct. No payment by any Bank under this Section shall in any way relieve the Borrower of its obligations under this Agreement with respect to the amounts so paid by any Bank, and the Banks shall be subrogated to the rights of the Agent, if any, in respect thereto.

7.11 Independent Credit Decision. Each of the Banks represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.17 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each of the Banks acknowledges that it has not relied upon any representation by the Agent and that the Agent shall not be responsible for any statements in or omissions from any documents or information concerning the Borrower, this Agreement, the Credit Notes, the other Credit Documents or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. Each of the Banks acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under this Agreement. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to the Borrower or any Guarantor.

ARTICLE VIII: MISCELLANEOUS

8.1 Amendments and Waivers.

8.1.1 Under any circumstances where the consent, waiver, approval, determination or similar decision of the Agent or the Banks is required to amend or waive any provision of or give any consent required under this Agreement or any other of the Credit Documents, or any of the other documents, instruments or agreements executed and delivered in connection with or as contemplated by this Agreement, the consent, waiver, approval or determination of the Majority Banks shall be required, except (a) to the extent otherwise specifically set forth in this Agreement or in such other documents, instruments or agreements, and (b) the prior written consent of all of the Banks shall be required for:

(i) any change in the amount or the due date of any of the Obligations;

(ii) any change in the interest rates or fees accruing to all of the Banks prescribed in any of the Credit Documents;

(iii) any change in the Maximum Amount or in the Commitment Percentage of any of the Banks (other than in accordance with the terms of Sections 8.11 hereof);

(iv) any release or releases of any Collateral, except upon satisfaction of applicable Release Conditions;

(v) any change in this Section 8.1;

(vi) any change to the terms of a Guaranty;

(vii) (A) any change to the definitions of any term defined herein that is used in Section 5.30 to the extent that such change would alter the manner in which compliance with the covenants set forth in said Section is measured as of the date hereof or (B) any lowering of the Co-Funding Amounts required hereunder.

The Agent shall, solely for the benefit of the Banks, provide promptly to each of the Banks not participating in any such written consent or approval a copy of each such written consent or approval arising in accordance with the terms of this Section 8.1. Notwithstanding the foregoing, the terms of Section 7 hereof may be modified, amended or supplemented without the consent or approval of any of the Borrower or any Guarantor upon the prior written consent or approval of the Majority Banks.

8.1.2 Except to the extent specifically provided herein or in any of the other Credit Documents, to the extent the prior written consent of the Majority Banks or all of the Banks is required to take any of the actions contemplated by Section 8.1.1 and the Agent has given such consent, none of the Banks shall unreasonably withhold, condition or delay its decision regarding the giving of any such consent.

8.1.3 The Agent and the Banks may exercise their rights and remedies under this Agreement, the Credit Notes and the Credit Documents without resorting or regard to other interests or sources of reimbursement. The Agent and the Banks shall not be deemed to have waived any of such rights or remedies unless such waiver be in writing and signed by the Agent or such portion of the Banks as required by Section 8.1.1. No delay or omission on the part of the Agent or any of the Banks in exercising any of such rights or remedies shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All such rights and remedies shall be cumulative and may be exercised separately or concurrently.

8.2 Performance by Beneficiary. Neither the Agent nor its correspondents (if any) nor any of the Banks shall be in any way responsible for performance by any beneficiary of a Letter of Credit of that beneficiary’s obligations to the Borrower, nor for the form, sufficiency, correctness, genuineness, authority of persons signing, falsification or legal effect of any documents called for under this Agreement or such Letter of Credit if such documents on their face appear to be in order.

8.3 CONTROLLING LAW. EACH LETTER OF CREDIT WILL BE SUBJECT TO, AND PERFORMANCE BY THE AGENT WILL BE GOVERNED BY, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1994 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 500, (THE “UNIFORM CUSTOMS”) EXCEPT TO THE EXTENT THAT IT IS OTHERWISE EXPRESSLY AGREED. THIS AGREEMENT AND EACH LETTER OF CREDIT (REGARDLESS OF ANY CONTRARY PROVISION IN ANY SUCH DOCUMENT, EXCEPT TO THE EXTENT ANY PERSON OTHER THAN THE BORROWER, THE GUARANTORS, THE AGENT OR THE BANKS IS A PARTY THERETO) SHALL BE DEEMED TO CONSTITUTE CONTRACTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK, INCLUDING ARTICLE 5 OF THE UCC, AND SHALL, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES).

8.4 Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Credit Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, return receipt requested, sent by recognized overnight carrier or sent by facsimile (receipt confirmed), addressed as follows:

8.4.1 if to the Borrower or any Guarantor, at the addresses set forth in Section 4.1 of the Disclosure Schedule, Attention: Michael A. Rulf, Vice President (facsimile: 410-727-5387) or at such other address for notice as the Borrower or any Guarantor shall last have furnished in writing to the Person giving the notice, with a copy to Stephen A. Goldberg, Esq., Gallagher Evelius & Jones LLP, 218 North Charles Street, Baltimore, MD 21201 (facsimile: 410-837-3085); and

8.4.2 if to the Agent or any of the Banks, to the names and addresses set forth on Schedule A (or such other address for notice as the Agent or any Bank shall last have furnished in writing to the Person giving the notice).

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to an officer of the party to which it is directed at the time of the receipt thereof by such officer, (b) if sent by recognized overnight carrier or by registered or certified first-class mail, postage prepaid, upon the date of first attempted delivery, as shown on the return receipt therefor or the returned item itself, or (c) if sent by facsimile at the time of the dispatch thereof with machine-generated confirmation of transmission, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following Business Day.

8.5 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.7 Indemnification.

8.7.1 The Borrower and the Guarantors jointly and severally agree to indemnify and hold harmless the Agent and the Banks and their respective Affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the Credit Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Revolving Loans hereunder, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its respective equity holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

8.7.2 Each of the Borrower and the Guarantors further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower, any Guarantor or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, or, in the case of any Indemnified Party which is a party to any Credit Document, such Indemnified Party’s breach of such Credit Document.

8.7.3 In case any claim is asserted or any action or proceeding is brought against an Indemnified Party, the Agent or such Bank related to such Indemnified Party shall promptly notify the Borrower of such claim, action or proceeding and send to the Borrower copies of all documents, pleadings or other items relating thereto (provided, however, that the Agent’s or such Bank’s failure to give any such notice shall not relieve the Borrower or the Guarantors of any obligations, liabilities or duties hereunder unless, and except to the extent, such failure to give such notice materially and adversely affects the Borrower’s and the Guarantors’ ability, using their own respective best efforts, to pay, perform or otherwise discharge any such obligation, liability or duty), and the Borrower and the Guarantors shall resist, settle or defend with counsel reasonably acceptable to the Agent or such Bank, respectively, such claim, action or proceeding. If, within ten days of its receipt of such notice, the Borrower and the Guarantors do not commence and continue diligently to prosecute the defense of such claim, action or proceeding, the Agent or such Bank, respectively, may retain counsel to represent it in such defense and the reasonable fees and expenses of the Agent’s or such Bank’s respective counsel shall be deemed to be a necessary expense for the purpose of this Section 8.7. Subject to the foregoing, the Agent and the Banks may cooperate and join with the Borrower and the Guarantors, at the expense of the Borrower and the Guarantors, as may be required in connection with any action taken or defended by the Borrower or the Guarantors. The Borrower and the Guarantors each hereby acknowledge and agree that the Agent is issuing the Letters of Credit on behalf of all the Banks in reliance upon the Borrower’s and the Guarantor’s undertakings under this Section 8.7.

8.8 Liability of the Agent and the Banks. The Borrower and the Guarantors assume all risks of the acts or omissions of the beneficiary or transferee of each Letter of Credit with respect to its use thereof. Neither the Agent nor any Bank, nor any of their respective officers, directors, employees or agents, shall be liable or responsible for the following circumstances, except that notwithstanding anything in this Agreement to the contrary, the Borrower shall have a claim against the Agent or a Bank, and the Agent or a Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by the Agent’s or such Bank’s respective willful disregard of the standards of the Uniform Customs and applicable law: (a) the use which may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the form, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects insufficient, fraudulent or forged; (c) payment by the Agent against presentation of documents which do not bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failure to make payment under such Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation.

8.9 Costs and Expenses. The Borrower and the Guarantors shall pay on demand all expenses of the Agent and the Banks in connection with the preparation, administration, assignment (but not participation), default, collection, waiver or amendment of any terms of this Agreement, or in connection with the Agent’s or a Bank’s exercise, preservation or enforcement of any of their respective rights, remedies or options hereunder, including, without limitation, reasonable fees and expenses of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any Collateral therefor, or fees and expenses pertaining to any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or a Bank from paying any amount under any Letter of Credit, and the amount of all such expenses shall, until paid, bear interest at the Default Rate and be an obligation secured by any Collateral. In addition to the foregoing, the Borrower and the Guarantors shall pay any and all filing fees and other taxes and fees payable or determined to be payable in connection with the granting or releasing of liens upon Collateral.

8.10 Severability. In the event any provision of this Agreement or any other Credit Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof, and this Agreement and the other Credit Documents shall be interpreted and construed as if such provision, to the extent the same shall have been invalid, illegal or unenforceable, had never been contained herein or therein. The parties hereto agree that they will negotiate in good faith to replace any provision so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

8.11 Continuing Obligation; Recourse; Assignment; Survival.

8.11.1 Each of this Agreement and all other Credit Documents is a continuing obligation and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, transferees and assigns; provided that none of the Borrower or the Guarantors may assign or delegate all or any part of this Agreement or any other Credit Document without the prior written consent of the Agent and the Banks. Each Bank shall have (a) the right, subject only to the consent of the Borrower (which consent shall not be unreasonably withheld, delayed, or conditioned), at any time or from time to time, to assign all or any portion of its rights and obligations hereunder to one or more Nonqualified Assignees, and (b) the unrestricted right at any time or from time to time, and without the Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more Qualified Assignees (each such Nonqualified Assignee and Qualified Assignee, an “Assignee”). Provided that there has not then occurred and is not then continuing an Event of Default or a Default, promptly upon being informed of the identity of a potential Assignee, the Agent will notify the Borrower and Guarantors of such identity; provided, however, the failure to provide such notice shall not limit in any way any Bank’s rights under this Agreement, including, without limitation, its right to assign its interests under this Agreement. Any assigning Bank shall give written notice to the Agent and the Borrower of each assignment made under this Section 8.11.1, and shall pay to the Agent an assignment fee in the amount of Five Thousand Dollars ($5,000.00) for each such assignment. Any assignment hereunder after the date hereof shall be at the assigning Bank’s sole cost and expense.

8.11.2 The Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other Credit Documents or other documents, instruments and agreements executed in connection herewith as the Agent or such assigning Bank may deem necessary to effect any assignment by a Bank as contemplated by Section 8.11.1 hereof. In addition, at the request of such Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if such Bank has retained any of its rights and obligations hereunder following such assignment, to such Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by such Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and such Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Agent or such Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by an assigning Bank, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of such Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by such Bank pursuant to the assignment documentation between such Bank and such Assignee, and such Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

8.11.3 The Agent may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Agent shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

8.11.4 All representations and warranties of the Borrower and the Guarantors contained herein shall survive the making of this Agreement. All covenants and agreements of the Borrower and the Guarantors contained herein shall continue in full force and effect from and after the date hereof until payment and performance in full of all the Obligations. The agreements and obligations of the Borrower pursuant to Sections 8.7 and 8.9 shall survive the termination of this Agreement.

8.12 Compliance with Usury Laws. All agreements between the Borrower, any Guarantor, the Agent and the Banks are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Agent or the Banks for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Credit Notes shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower, the Guarantors, the Agent and the Banks in the execution, delivery and acceptance of the Credit Notes to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Security Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever the Agent or the Banks should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Credit Documents between or among the Borrower, a Guarantor, the Agent and the Banks.

8.13 Banks’ Right to Pledge Notes. Each of the Banks may at any time pledge all or any portion of its rights under the Credit Documents including any portion of the Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release such Bank from its obligations under any of the Credit Documents.

8.14 Banks’ Right to Participate. Each of the Banks shall have the unrestricted right at any time and from time to time, at such Bank’s expense, and without the consent of or notice to the Borrower, any Guarantor, the Agent or any other Bank, to grant one or more banks or other financial institutions (each, a “Participant”) participating interests in such Bank’s obligation to lend hereunder and/or any or all of the Revolving Loans held by such Bank, or Letter of Credit issued by the Agent hereunder. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to any Borrower or Guarantor, such Bank shall remain responsible for the performance of its obligations hereunder and the Borrower and Guarantors shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder. Such Bank may furnish any information concerning the Borrower and/or Guarantors in its possession from time to time to prospective Participants, provided that such Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information. Provided that there has not then occurred and is not then continuing an Event of Default or a Default, such Bank will notify the Borrower and Guarantors of the identity of any potential Participant; provided, however, such Bank’s failure to provide such notice shall not limit in any way such Bank’s rights under this Agreement, including without limitation, to grant a participation in this Agreement.

8.15 Replacement Document. Upon receipt of an affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of the Credit Note or any other Credit Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Credit Note or other Credit Document, the applicable Borrower or Guarantor will issue, in lieu thereof, a replacement Credit Note or other Credit Document in the same principal amount thereof and otherwise of like tenor.

8.16 Setoff. The Borrower and Guarantors hereby grant to the Agent on behalf of the Banks a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Banks and the Agent, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or any entity under the control of Bank of America Corporation and its successors and assigns, or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Borrower and such Guarantors), the Agent may and, at the direction of the Majority Banks, shall set off the same or any part thereof and apply the same to any liability or obligation of Borrower or such Guarantors even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF A BORROWER OR SUCH GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

8.17 Investment Securities. The Agent may transfer any equity interests which it holds as Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations, or apply the same to any Obligation, only if an Event of Default has occurred and is outstanding.

8.18 Entire Agreement. This Agreement, and the Exhibits and Disclosure Schedule (each of which is incorporated herein by reference), the Credit Documents and the agreements, writings, instruments and certificates contemplated hereby and thereby are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this

Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or described in this Section.

8.19 WAIVER OF JURY TRIAL; VENUE.

8.19.1 THE BORROWER AND THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY BANK RELATING TO THE ADMINISTRATION OF THE REVOLVING LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS. NONE OF THE BORROWER OR THE GUARANTORS WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

8.19.2 ANY COURT PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR THE COMMONWEALTH OF MASSACHUSETTS LOCATED IN BOSTON (OR THE FEDERAL COURTS LOCATED THEREIN). NOTWITHSTANDING THE FOREGOING FORUM DESIGNATION, EACH OF THE BORROWER AND THE GUARANTORS AGREES THAT THE AGENT OR THE BANKS SHALL HAVE THE RIGHT TO PROCEED AGAINST EACH OF THEM OR THEIR RESPECTIVE PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE AGENT OR SUCH BANK, RESPECTIVELY, TO (1) OBTAIN PERSONAL JURISDICTION OVER ANY OF THEM, (2) REALIZE ON ANY OF THE COLLATERAL OR (3) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK. EACH OF THE BORROWER AND THE GUARANTORS WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE VENUE AND LOCATION OF THE COURT IN WHICH THE AGENT OR ANY BANK HAS COMMENCED ANY PROCEEDING.

8.19.3 WITHOUT PREJUDICING THEIR RIGHTS TO ASSERT SUCH COUNTERCLAIMS IN ANY OTHER CONTEXT, EACH OF THE BORROWER AND THE GUARANTORS FURTHER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT OR A BANK TO REALIZE ON ANY COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT OR SUCH BANK.

8.19.4 THE PROVISIONS OF THIS SECTION 8.19 HAVE BEEN FULLY DISCUSSED BY THE BORROWER, THE GUARANTORS, THE AGENT AND THE BANKS, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. THE BORROWER AND GUARANTORS CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR THE BANKS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT AND THE BANKS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS. THE FOREGOING WAIVERS AND AGREEMENTS CONSTITUTE A MATERIAL INDUCEMENT FOR THE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT.

8.20 Reference to Original Agreement. Upon execution of this Agreement, all references in any and all of the Credit Documents to the Original Agreement, however described or identified, shall hereby be deemed to refer to this Agreement, as amended and/or restated from time to time.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Fifth Amended and Restated Revolving Loan and Letter of Credit Agreement under seal as of the date first set forth above.

BORROWER:	MMA FINANCIAL WAREHOUSING, LLC
	By:	MMA Equity Corporation, its sole member

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA FINANCIAL BOND WAREHOUSING, LLC
	By:	MMA Equity Corporation, its managing member

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

GUARANTORS:	MUNICIPAL MORTGAGE & EQUITY, LLC

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA FINANCIAL HOLDINGS, INC.

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA EQUITY CORPORATION

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

(Signatures continued on next page)

GUARANTORS (continued):	MMA FINANCIAL TC CORP.

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA FINANCIAL BFGLP, LLC
	By:	MMA Financial TC Corp., its sole member

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA FINANCIAL BFRP, INC.

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA FINANCIAL BFG INVESTMENTS, LLC
	By:	MMA Financial TC Corp., its managing member

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

MMA SPECIAL LIMITED PARTNER, INC.

	By:	/s/ WILLIAM S. HARRISON
(Signature)

William S. Harrison, EVP
(Printed Name and Title)

(Signatures continued on next page)

AGENT AND THE BANKS:	BANK OF AMERICA, N.A., as Agent and as one of the
Banks

	By:	/s/ JOHN F. SIMON
John F. Simon, Senior Vice President

CITICORP USA, INC., as one of the Banks

	By:	/s/ MARIA MCKEON
Maria McKeon, Vice President

MERRILL LYNCH COMMUNITY DEVELOPMENT
COMPANY, LLC, as one of the Banks

	By:	/s/ MICHAEL A. SOLOMON
Michael A. Solomon, Director

SOVEREIGN BANK, as one of the Banks

	By:	/s/ PAMELA WOODELL
Pamela Woodell, Vice President

HSBC BANK USA, as one of the Banks

	By:	/s/ CHRISTOPHER J. MONTANTE
Christopher J. Montante, Vice President

COMERICA BANK, as one of the Banks

	By:	/s/ LISA M. KOTULA
Lisa M. Kotula, Vice President

SCHEDULE A

I.	Borrower:

MMA Financial Warehousing, LLC, a Maryland limited liability company (“SPE I”),

MMA Financial Bond Warehousing, LLC, a Maryland limited liability company (“SPE II”), and

(SPE I and SPE II are individually, and collectively, jointly and severally referred to as the “Borrower”).

II.	Guarantors:

Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“MuniMae”),

MMA Financial Holdings Inc., a Florida corporation (“MFH”),

MMA Equity Corporation, a Florida corporation (“MEC”),

MMA Financial TC Corp., a Delaware corporation (“TC Corp.”),

MMA Financial BFGLP, LLC, a Maryland limited liability Company (“BFGLP”),

MMA Financial BFRP Inc., a Delaware corporation (“BFRP”),

MMA Financial BFG Investments LLC, a Delaware limited liability company (“BFG Investments”), and

MMA Special Limited Partner, Inc., a Florida corporation (“MSLP”)

(MuniMae, MFH, MEC, MSLP, TC Corp., BFGLP, BFRP and BFG Investments are each referred to as a “Guarantor” and are collectively, jointly and severally referred to as the “Guarantors”).

III.	Agent and Banks (including notice information in connection with Section 8.4):

To the Agent or Bank of America:

Bank of America, N.A.

Mail Code MA5-503-04-16

One Federal Street

Fourth Floor, Boston, MA 02110

Attn: John F. Simon, Senior Vice President

(facsimile: 617-346-4670)

with a copy to:

Nutter, McClennen & Fish, LLP

World Trade Center West

155 Seaport Boulevard

Boston, MA 02210

Attn: Philip R. Rosenblatt, Esq.

(facsimile: 617-310-9806)

A-1

To the Banks:

Citicorp USA, Inc. (“Citicorp”)

c/o Citibank, N.A.

Center for Community Development Enterprise

One Court Square

45th Floor, Zone 11

Long Island City, NY 11120

Attn: Maria McKeon

(facsimile 718-248-4722)

Merrill Lynch Community Development Company, LLC (“Merrill Lynch”)

Four World Financial Center

23rd Floor

New York, NY 10080

Attn: Michael Solomon

(facsimile 212-738-2102)

with a copy to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

Ten South Dearborn Street

Chicago, IL 60603

Attn: Todd R. Plotner, Esq.

(Facsimile 312-853-7036)

Sovereign Bank (“Sovereign”)

601 Penn Street

10-6438-CM9

Reading, PA 19601

Attn: P. Woodell, Vice President

(Facsimile 610-378-6239)

HSBC Bank USA (“HSBC”)

Commercial Real Estate/ Upstate

One HSBC Center

Buffalo, New York 14203-2842

Attn: Christopher J. Montante, Vice President

(Facsimile: 716-841-4199)

with a copy to:

Phillips Lytle LLP

3400 HSBC Center

Buffalo, New York 14203-2887

Attn: Douglas W. Dimitroff, Esq.

(Facsimile: 716-852-6100)

A-2

Comerica Bank (“Comerica”)

Mail Code 3268

500 Woodward Avenue

Detroit, MI 48226

Attn: Lisa M. Kotula, Vice President

Electronic Mail: lmkotula@comerica.com

with a copy to:

Bodman LLP

100 Renaissance Center, 34th Floor

Detroit, MI 48243

Attn: Scott P. Gyorke

(Facsimile: 313-393-7579)

IV.	Commitment Percentages:

Bank	Commitment Percentage	Commitment
Bank of America	28.571428571429%	$40,000,000.00
Citicorp	28.571428571429%	$40,000,000.00
Merrill Lynch	17.857142857143%	$25,000,000.00
Comerica	08.928571428571%	$12,500,000.00
HSBC	08.928571428571%	$12,500,000.00
Sovereign	07.142857142857%	$10,000,000.00
TOTAL:	100%	$140,000,000.00

V.	Co-Funding, Margin and Fees:

co-funding percentage:	<[CONFIDENTIAL]>%
LIBOR margin:	<[CONFIDENTIAL]>%
letter of credit percentage:	<[CONFIDENTIAL]>%
unused commitment percentage:	<[CONFIDENTIAL]>%
conversion percentage:	<[CONFIDENTIAL]>%

VI.	Financial Covenants. The amounts and ratios to be used with respect to the financial covenants of MEC and TC Corp. set forth in Section 5.30 shall be as follows:

A.	Minimum Consolidated Tangible Net Worth: $<[CONFIDENTIAL]>

B.	Minimum Ratio of Consolidated CAD plus Consolidated Fixed Charges to Consolidated Fixed Charges:

<[CONFIDENTIAL]>

C.	Minimum Consolidated CAD: $<[CONFIDENTIAL]>

*	The term “<[CONFIDENTIAL]>” indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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